Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233021

Prospectus dated November 5, 2019

GULFSLOPE ENERGY, INC.

444,095,238 Shares of Common Stock

This prospectus relates to the sale of up to 444,095,238 shares of our common stock which may be resold from time to time by the selling security holders identified in this prospectus. The selling security holders acquired the shares of common stock offered by this prospectus in a series of transactions beginning in March 2019. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted. See “Selling Security Holders” beginning on page 18 in this prospectus for a complete description of the selling security holders.

The selling security holders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock. The shares which may be resold by the selling security holders constituted approximately 41% of our issued and outstanding common stock on the date of this prospectus.

The market for the common stock is limited, sporadic and volatile. The selling security holders are offering these shares of common stock. The selling security holders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling security holders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Our common stock is quoted on both the OTC Bulletin Board (“OTCBB”) and the OTCQB quotation systems under the symbol “GSPE.” The last bid price of our common stock on November 1, 2019 was $0.03 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 7 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus November 5, 2019

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

GULFSLOPE ENERGY, INC.

SUMMARY

This summary highlights selected information about GulfSlope and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including “Risk Factors” and the other information contained or incorporated by reference in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires “we,” “us,” “our,” “GulfSlope”, or “Company” refer to GulfSlope Energy, Inc.

The Company

GulfSlope Energy, Inc. is an independent crude oil and natural gas exploration and production company whose interests are concentrated in the United States Gulf of Mexico federal waters. We are a technically driven company and we use our licensed 2.2 million acres of three-dimensional (3-D) seismic data to identify, evaluate, and acquire assets with attractive economic profiles. GulfSlope Energy commenced commercial operations in March 2013. GulfSlope Energy was originally organized as a Utah corporation in 2004 and became a Delaware corporation in 2012.

We have focused our operations in the Gulf of Mexico because we believe this area provides us with favorable geologic and economic conditions, including multiple reservoir formations, comprehensive geologic databases, extensive infrastructure, relatively favorable royalty regime, and an attractive acquisition market and because our management and technical teams have significant experience and technical expertise in this geologic province. Additionally, we licensed 2.2 million acres of advanced three-dimensional (3D) seismic data, a significant portion of which has been enhanced by new, state-of-the-art reprocessing and noise attenuation techniques including reverse time migration depth imaging. We use our broad regional seismic database and our reprocessing efforts to continuously generate an inventory of high-quality prospects and since inception, we have generated a total of 25 prospects, advancing nine of those prospects to drill ready status. The use of our extensive seismic database, coupled with our ability, knowledge, and expertise to effectively reprocess this seismic data, allows us to further optimize our drilling program and to effectively evaluate acquisition and joint venture opportunities. We consistently assess our prospect inventory in order to deploy capital as efficiently as possible.

Competitive Advantages

Experienced management. Our management has significant experience in finding and developing oil and natural gas. Our team has a track record of discovering and developing multi-billion dollar projects worldwide. Our management team has over 200 years of combined industry experience exploring, discovering, and developing oil and natural gas. We successfully deployed a technical team with over 150 years of combined industry experience exploring for and developing oil and natural gas in the development and execution of our technical strategy. We believe the application of advanced geophysical techniques on a specific geographic area with unique geologic features such as conventional reservoirs whose trapping configurations have been obscured by overlying salt layers provides us with a competitive advantage.

Advanced seismic image processing. Commercial improvements in 3-D seismic data imaging and the development of advanced processing algorithms, including pre-stack depth, beam, and reverse time migration have allowed the industry to better distinguish hydrocarbon traps and identify previously unknown prospects. Specifically, advanced processing techniques improve the definition of the seismic data from a scale of time to a scale of depth, thus correctly locating the images in three dimensions. Our technical team has significant experience utilizing advanced seismic image processing techniques in our core area, and applies the industry’s most advanced noise reduction technology to generate clearer images.

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Industry leading position in our core area. We have licensed 2.2 million acres of 3D seismic data which covers over 440 OCS Federal lease blocks on the highly prolific Louisiana outer shelf, offshore Gulf of Mexico. We believe the proprietary and state-of-the-art reprocessing of our licensed 3-D seismic data, along with our proprietary and leading-edge geologic depositional reservoir sand and petroleum trapping models, gives us an advantage in assembling a high quality drilling portfolio in our core area. We continuously work to identify additional leasing opportunities to further enhance our drilling portfolio.

Key Management

John N. Seitz. Mr. Seitz has served as the Company’s chief executive officer and chairman of the board and director since May 31, 2013, and served as a consultant to the Company from March 2013 through May 2013. Prior to joining the Company, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Corporation (NYSE: APC), serving most recently as a director and as president and chief executive officer until 2003. Mr. Seitz also serves on the board of directors of ION Geophysical Corporation (NYSE: IO), a leading technology focused seismic solutions company. Mr. Seitz is a Certified Professional Geological Scientist from the American Institute of Professional Geologists and a licensed professional geoscientist with the State of Texas. Mr. Seitz also serves as a trustee for the American Geological Institute Foundation. In 2000, the Houston Geological Society honored Mr. Seitz as a “Legend in Wildcatting,” and he is a member of the All American Wildcatters. Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Polytechnic Institute, and has completed the Advanced Management Program at the Wharton School.

John H. Malanga. Mr. Malanga has served as chief financial officer since July 2014 and is responsible for leading the financial function of the organization, overseeing strategic planning and analysis, accounting and reporting, treasury, tax, audit and risk management. From 2005 to 2014, Mr. Malanga worked as a senior investment banker with the energy firms of Weisser, Johnson & Co. and Sanders Morris Harris Inc. Mr. Malanga began his investment banking career with Jefferies & Co. Over his career, he has participated in capital markets, mergers and acquisitions, and financial advisory transactions with particular emphasis on providing strategic and financial advice to emerging growth companies. Mr. Malanga holds a Bachelor of Science in Economics from Texas A&M University and a Master in Business Administration with a concentration in finance from Rice University.

Charles G. Hughes. Mr. Hughes has served as vice president land since April 2014. Mr. Hughes’ executive responsibilities include all land and industry partner related matters. He formerly served as general manager – land and business development for Marubeni Oil & Gas (USA), Inc. from 2007 to 2014. From 1980 to 2007, Mr. Hughes served in roles of increasing responsibility both onshore and offshore in the Gulf of Mexico at Anadarko Petroleum Corporation. Mr. Hughes is a member and former Chairman of the OCS Advisory Board, a member of the Association of Professional Landmen, the Houston Association of Professional Landmen and the Professional Landmen’s Association of New Orleans. Mr. Hughes received his Bachelor of Business Administration in Petroleum Land Management from the University of Texas.

Richard S. Langdon. Richard S. Langdon has served as a director of the Company since March 2014. Mr. Langdon is currently the executive vice president and chief financial officer of Altamont Energy, Inc., a newly formed privately held exploration and production company. Mr. Langdon served as the president, chief executive officer and outside director of Badlands Energy, Inc. and its predecessor entity, Gasco Energy, Inc. since May 2013 and Debtor-in Possession since August 2017. Prior to assuming the President and CEO role, Mr. Langdon had served as a Gasco Energy Inc. outside board member since 2003. Mr. Langdon serves as a member of the board of managers of Sanchez Midstream Partners, LP, and is a member of its Audit, Nominating and Corporate Governance and Conflicts Committees. Mr. Langdon was the president and chief executive officer of KMD Operating Company, LLC (“KMD Operating”), and its predecessor entity, Matris Exploration Company LP (“Matris Exploration”), both privately held exploration and production companies, from July 2004 through December 2015. Mr. Langdon was executive vice president and chief operating officer of KMD Operating, from August 2009, until the merger of Matris Exploration into KMD Operating in November 2011. From 1997 until 2002, Mr. Langdon served as executive vice president and chief financial officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including executive vice president - International Marketing - Pennzoil Products Company; senior vice president - Business Development - Pennzoil Company and senior vice president - Commercial & Control - Pennzoil Exploration & Production Company. Mr. Langdon graduated from the University of Texas at Austin with a Bachelor of Science degree in Mechanical Engineering in 1972 and a Masters of Business Administration in 1974.

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Paul L. Morris. Mr. Morris has served as a director of the Company since March 2014. Mr. Morris founded Elk River Resources, LLC in August 2013 to explore and develop oil and gas potential in the oil-producing regions of the southwest United States. Mr. Morris has served as chairman and chief executive officer of Elk River Resources since inception. Prior to Elk River Resources, Mr. Morris served as president and chief executive officer from 1988 to September 2013 of Wagner & Brown, Ltd., an independent oil and gas company headquartered in Midland, Texas. With Wagner & Brown, Mr. Morris oversaw all company operations, including exploration and production activities, in eight states as well as in France, England and Australia. Mr. Morris also oversaw affiliates involved in natural gas gathering and marketing, crude oil purchasing and reselling, pipeline development, construction and operation, and compressed natural gas (CNG) design, fabrication and operations. Mr. Morris served as president of Banner Energy from 1981 until 1988. Mr. Morris graduated from the University of Cincinnati with a Bachelor of Science degree in Mechanical Engineering in 1964. Mr. Morris has also completed the Executive Management Program in the College of Business Administration of Penn State University.

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Recent Developments

Drilling of Canoe and Tau Prospects

We are currently the operator of two wells drilled in the Gulf of Mexico. We commenced drilling operations at the Canoe prospect in August 2018 and drilling was completed later that month. The well was drilled to a total of 5,765 feet measured depth (5,700 feet true vertical depth) and no problems were encountered while drilling. Based on Logging-While-Drilling and Isotube analysis of hydrocarbon samples, oil sands were encountered in the northwest center of the block. A full integration of the well information and seismic data is being performed for further evaluation of the shallow potential of the wellbore and the block, and to define commerciality of these oil pays. The well was temporarily abandoned and multiple open-hole plugs were set across several intervals. The well is equipped with a mud-line suspension system for possible future re-entry. A deeper subsalt prospect on the Canoe lease block, for which the block was originally leased, is not yet drill-ready and is pending further seismic enhancement.

The second well, Tau prospect, is located approximately six miles northeast of the Mahogany Field, discovered in 1993. The Mahogany Field is recognized as the first commercial discovery below allocthonous salt in the Gulf of Mexico. The Tau Prospect is defined by mapping of 3D seismic reprocessed by RTM methods. Drilling operations on the Tau subsalt prospect commenced in September 2018. The wellbore is designed to test multiple Miocene horizons trapped against a well-defined salt flank, including equivalent reservoir sands discovered and developed at the nearby Mahogany Field. The surface location for Tau is located in 305 feet of water. In January 2019, the Tau well experienced an underground control of well event and as a result, we filed an insurance claim with its insurance underwriters for a net amount of approximately $10.8 million for 100% working interest. The insurance claim was subsequently approved, and approximately $8 million was received in April and May 2019. On May 13, 2019, we announced the Tau well was drilled to a measured depth of 15,254 feet, as compared to the originally permitted 29,857 foot measured depth. Producible hydrocarbon zones were not established to the current depth, but hydrocarbon shows were encountered. Complex geomechanical conditions required two by-pass wellbores, one sidetrack wellbore, and eight casing strings to reach the current depth. We were unable to continue drilling due to equipment limitations and contractual obligations related to the drilling rig for another operator. Due to these factors, we elected to temporarily abandon this well in a manner that would allow for re-entry at a later time. We are currently evaluating various options related to future operations in this wellbore and testing of the deeper Tau prospect.

Term Loan

On March 1, 2019, we entered into a Term Loan Agreement by and among GulfSlope, as borrower, and Delek, as lender. In the Term Loan Agreement, Delek agreed to provide us with multiple draw term loans in an aggregate stated principal amount of up to $11.0 million (the “Term Loan Facility” and the loans thereunder, the “Loans”). The maturity date of the Term Loan Facility is six months following the closing date of the Term Loan Agreement. Until such maturity date, the Loans under the Term Loan Agreement shall bear interest at a rate per annum equal to 5.0%, payable in arrears on the maturity date. If an event of default occurs, all Loans under the Term Loan Agreement shall bear interest at a rate equal to 7.0%, payable on demand. In connection with the Term Loan Agreement, the Company entered into: (i) a Subordination Agreement (the “Subordination Agreement”) by and among GulfSlope, as borrower, John N. Seitz, as subordinated lender (the “Subordinated Lender”), and Delek, as senior lender; (ii) a Security Agreement (the “Security Agreement”) among GulfSlope, as debtor, and Delek, as lender; and (iii) warrants to purchase 238,095,238 shares of Common Stock, at an exercise price of $0.042 per share issued to Delek GOM. We may elect, at our option, to prepay borrowings outstanding under the Term Loan Agreement in multiples of $100,000 and not less than $500,000 without premium or penalty. We are required to prepay the Loans with any net cash proceeds resulting from an asset sale, receipt of insurance proceeds from certain casualty events, proceeds from equity issuances or incurrence of indebtedness other than the Loans (subject to a $500,000 carve-out to be applied toward our general corporate purposes) or receipt of any cash proceeds from any payments, refunds, rebates or other similar payments and amounts under the joint operating agreement. Amounts outstanding under the Term Loan Agreement are secured by a security interest in substantially all of our properties and assets. We had borrowed a total of $11.0 million under the Term Loan Facility and issued to Delek GOM warrants to purchase 261,904,762 shares of Common Stock; and Delek GOM exercised warrants for 238,095,238 shares of Common Stock through a Loan Reduction Exercise, thereby leaving $1 million of outstanding obligations to Delek GOM. In connection with the Term Loan, we entered into a registration rights agreement with Delek pursuant to which we have agreed to register the shares of Common Stock issued to them for public resale upon request. The maturity date of the $1,000,000 remaining balance of the term loan is October 19, 2019 and an agreement is being negotiated to extend the maturity date.

On October 22, 2019, the Company and Delek executed a Post-Drilling Agreement Regarding Certain Issues, pursuant to which, as payoff for the Company’s outstanding obligations of $1,220,548 (“Term Loan Payoff Amount”) to Delek under the Term Loan Facility, the Company issued a convertible debenture to Delek (the “Delek Convertible Debenture”) in a principal amount equal to the Term Loan Payoff Amount, as a consequence of which the Term Loan Facility has been terminated.

The Delek Convertible Debenture is convertible at the option of Delek at any time in whole or in part for up to 24,410,960 shares of Common Stock at a conversion price of $0.05 per share.  Interest on the Delek Convertible Debenture is accruable at 12% per annum and the maturity of the Delek Convertible Debenture is October 22, 2020 (which interest rate will increase to 15% per annum upon any Event of Default as defined in the Delek Convertible Debenture).  The Company has a right to prepay the Delek Convertible Debenture prior to maturity for an amount equal to the outstanding principal balance plus accrued and unpaid interest.  Absent any restrictions under the federal securities laws, Delek’s ability to sell shares of common stock of the Company issued upon conversion of the Delek Convertible Debenture will be limited, in any one-month period, to 10% (ten percent) of the total volume of such converted shares.

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Issuance of Convertible Debentures

On June 21, 2019, we entered into a Securities Purchase Agreement (“SPA”) with a qualified institutional buyer (“Buyer”). Under the terms of the SPA, we will issue and sell to Buyer up to an aggregate of $3.0 million of convertible debentures (“Convertible Debentures”), which shall be convertible (as converted, the “Conversion Shares”) into shares of Common Stock, of which $2,100,000 were purchased upon the signing of the SPA (the “First Closing”), $400,000 were purchased upon the filing of a registration statement with the SEC registering the resale of the Conversion Shares by the Buyer, and $500,000 shall be purchased on or about the date the registration statement has first been declared effective by the SEC (collectively, the “Offering”). The Convertible Debenture bears an annual interest rate equal to 8% and a maturity date of June 21, 2020, which may be extended at the option of Buyer. At maturity, the Company is obligated to pay the holder an amount in cash representing all outstanding principal and accrued and unpaid interest. Subject to the terms of the Convertible Debenture, at any time the Holder is entitled to convert any portion of the outstanding and unpaid principal and accrued interest into fully paid and nonassessable shares of Common Stock of the Company. The number of shares of Common Stock issuable upon conversion is determined by dividing the amount to be converted by the lesser of (x) $0.05 per share or (y) 80% of the lowest daily VWAP price (as reported by Bloomberg, LP) for the ten (10) consecutive trading days immediately preceding the date of determination. At the First Closing, the Company also issued to Buyer warrants to purchase an aggregate of 50.0 million shares of Common Stock at an exercise price of $0.04 per share. The warrants expire on the fifth (5 th ) anniversary after issuance.

In connection with the issuance of the Convertible Debenture and warrants, we entered into registration rights agreement pursuant to which we have, among other things, agreed to file a registration statement with the SEC within thirty days of the SPA registering for public resale the shares of Common Stock underlying the Convertible Debenture and warrants.

Risk Factors

Investing in our common stock involves risks that include the speculative nature of oil and natural gas exploration, competition, volatile oil and natural gas prices and other material factors. You should read carefully the section of this prospectus entitled “Risk Factors” beginning on page 8 for an explanation of these risks before investing in our common stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and a loss of all or part of your investment:

●	Our business is difficult to evaluate because of our limited operating history;

●	Failure to enter into leases with BOEM on our prospects;

●	Failure to enter into strategic partnerships, joint operating agreements and farm out agreements needed to exploit our prospects;

●	Failure to raise sufficient capital needed to implement our business plan;

●	There exists substantial doubt about our ability to continue as a going concern;

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●	Difficulties managing the growth of our business may adversely affect our financial condition and results of operations;

●	Failure to develop our prospects;

●	Our exploration and development operations require substantial capital that we may be unable to obtain, which could lead to a loss of properties and a decline in our reserves;

●	Our future success depends on our ability to find, develop or acquire oil and natural gas reserves;

●	The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability;

●	Our prospects are all in the Gulf of Mexico, making us vulnerable to risks associated with a concentration of operations in a single geographic area; and

●	Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive;

Corporate Information

Our address is 1331 Lamar St., Suite 1665, Houston, Texas 77010, and our telephone number is (281) 918-4100. Our web site can be accessed at www.gulfslope.com. The contents of our website do not form a part of, and are not incorporated by reference in, this prospectus or any Offering Statement that we have filed with the SEC. You may access and read our SEC filings through the SEC’s web site (www.sec.gov), which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

About This Offering

Common stock offered by selling security holders	A total of up to 444,095,238 shares of common stock. The selling security holders may from time to time sell some, all or none of the shares of common stock pursuant to which this prospectus is a part.
Shares outstanding prior to the offering	1,092,266,844 shares as of October 14, 2019
Shares to be outstanding after the offering	1,298,266,844 shares
Use of proceeds	The selling security holders will receive all of the proceeds from the sale of shares of our common stock. We will not receive any proceeds from the sale of the common stock.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	GSPE

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as updated in our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2018, March 31, 2019 and June 30, 2019, before deciding whether to invest in our common stock.. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the adverse developments discussed below actually occur, our business, financial condition, operating results or cash flows could be materially and adversely affected. This could cause the value of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Business and Financial Condition

Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms, if at all, which may in turn limit our ability to execute our business strategy.

We have planned operating expenditures through September 2020, of approximately $10.0 million, which includes $6.0 million for drilling related capital expenditures, $1.5 million of other operations related expenditures to include but not limited to bonus payments for new leases and lease rentals to the BOEM and seismic reprocessing costs, and $2.5 million in general and administrative expenses. We will need to raise additional capital in 2020 and may be required to enter into debt and equity financing arrangements and joint ventures. There is no assurance that we will be able to raise the capital necessary to fund our business plan and our operations through September 2020. Failure to raise the required capital to fund our 2020 operations, on favorable terms or at all, will have a material adverse effect on us, and will likely cause us to curtail operations or suspend our 2020 business plan.

We expect our capital outlays and operating expenditures to increase substantially over at least the next several years as we expand our operations. Lease acquisition costs and drilling operations are very expensive, and if we are to expand our operations after 2019 we will need to raise substantial additional capital through additional equity offerings, strategic alliances or debt financing.

Our future capital requirements will depend on many factors, including:

●	the number, location, terms and pricing of our anticipated lease acquisitions;

●	our financing of the lease acquisitions and associated bonding;

●	our ability to enter into partnerships and farm-outs with other oil and gas E&P companies and/or financial investors on satisfactory terms;

●	location of any drilling activities, whether onshore or offshore, as well as the depth of any wells to be drilled;

●	cost of additional seismic data to license as well as the reprocessing cost;

●	the scope, rate of progress and cost of any exploration and production activities;

●	oil and natural gas prices;

●	our ability to locate and acquire hydrocarbon reserves;

●	our ability to produce those oil or natural gas reserves;

●	access to oil and gas services and existing pipeline infrastructure;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental approvals and/or concessions;

●	the cost, number, and access to qualified industry professionals we employ; and

●	the effects of competition by larger companies operating in the oil and gas industry.

To the extent we are able to raise capital through equity financings, they may be dilutive to our stockholders. Alternative forms of future financings may include preferred stock with preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through best efforts private equity and debt financings. We do not have any credit or equity facilities available with financial institutions, stockholders or third party investors, and will continue to rely on best efforts financings. There is no assurance that we can raise the capital necessary to expand our operations. Failure to raise the required capital to fund operations, on favorable terms or at all, will have a material adverse effect on us, and will likely cause us to curtail or cease operations.

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Our financial statements express substantial doubt about our ability to continue as a going concern, raising questions as to our continued existence.

We have incurred losses since our inception resulting in an accumulated deficit of approximately $54.6 million at June 30, 2019, and we have a net capital deficiency. Further losses are anticipated as we continue to develop our business. To continue as a going concern, we estimate that we will need approximately $10 million to meet our obligations and planned operating expenditures through September 2020. The $10 million is comprised primarily of capital project expenditures as well as general and administrative expenses. It does not include any amounts due under outstanding debt obligations, which amounted to $11.6 million of current principal and interest as of June 30, 2019. We plan to finance our operations through equity and/or debt financings, and strategic alliances. There are no assurances that financing will be available with acceptable terms, if at all. If we are not successful in obtaining financing, our operations would need to be curtailed or ceased or the Company would need to sell assets or consider alternative plans up to and including restructuring.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. In our annual report for the year ended September 30, 2018, we identified and disclosed material weaknesses related to the failure to record interest on an interest bearing payable and failure to accurately value a fair value financial instrument issued in settlement of a liability. These errors are a result of insufficient control activities related to the review and monitoring of Company contracts to ensure the proper accounting for such contracts. In connection with the restatement of our condensed financial statements, as of March 31, 2019 and for the three and six-months ended, we identified an additional material weakness in our internal control over financial reporting. This additional material weakness is due to a lack of effective controls over the valuation of accounts receivable which resulted in a material error in the financial statements. In an attempt to remediate the material weaknesses, management has developed a contract review process, increased the use of external consultants and is investigating expansion of the accounting department in its ongoing remediation efforts of the material weaknesses. We also are developing a plan for remediation of controls over the valuation of accounts receivable from joint operations.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Common Stock.

We have no proved reserves and areas that we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all.

We have no proved reserves. We have identified prospects based on available seismic and geological information that indicates the potential presence of oil and natural gas. However, the areas we decide to drill may not yield oil and natural gas in commercial quantities or quality, or at all. Most of our current prospects are in various stages of evaluation that will require substantial additional seismic data reprocessing and interpretation. Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. We have drilled two wells, one of which is currently being evaluated. Accordingly, we do not know if our prospects will contain oil and natural gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable. Even if oil and natural gas is found on our prospects in commercial quantities, construction costs of pipelines and other transportation costs may prevent such prospects from being economically viable. If one or more of our prospects do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

We are substantially dependent on certain members of our management and technical team.

Investors in our common stock must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying and acquiring leasehold interests, as well as discovering and developing any oil and gas reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. In making a decision to invest in our common stock, you must be willing to rely to a significant extent on our management’s discretion and judgment. The loss of any of our management and technical team members could have a material adverse effect on our business prospects, results of operations and financial condition, as well as on the market price of our common stock. We may not be able to find replacement personnel with comparable skills. If we are unable to attract and retain key personnel, our business may be adversely affected. We do not currently maintain key-man insurance on any member of the management team.

The seismic data we use are subject to non-exclusive license arrangements and may be licensed to our competitors, which could adversely affect the execution of our acquisition strategy and business plan.

Our 3-D seismic license agreements are non-exclusive, industry-standard agreements. Accordingly, the licensor of such seismic data has the right to license the same data that we acquired to our competitors, which could adversely affect our acquisition strategy and the execution of our business plan. We are not authorized to assign any of our rights under our license agreements, including a transaction with a potential joint venture partner or acquirer, without complying with the terms of the license agreements and a payment to the licensor (by us or the acquirer in the event of a change of control transaction or our partner in a joint venture transaction). However, our interpretation of this seismic data and importantly, reprocessing and the modeling of certain seismic data utilized to identify and technically support oil and gas prospects, is unique and proprietary to the Company.

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We are an oil and natural gas exploration company with limited operating history, and there can be no assurance that we will be successful in executing our business plan. We may never attain profitability.

We commenced our business activity in March 2013, when we entered into 3-D license agreements covering approximately 2.2 million acres, and have entered into additional 3-D license agreements with seismic companies to acquire additional data and reprocess seismic data. While we intend to engage in the drilling, development, and production of oil and natural gas in the future, we currently have no reserves or production. As we are a relatively new business, we are subject to all the risks and uncertainties, which are characteristic of a new business enterprise, including the substantial problems, expenses and other difficulties typically encountered in the course of its business, in addition to normal business risks, as well as those risks that are specific to the oil and gas industry. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. We may never overcome these obstacles.

We may be unable to access the capital markets to obtain additional capital that we will require to implement our business plan, which would restrict our ability to grow.

Our current capital on hand is insufficient to enable us to execute our business strategy beyond December 2019. Though, our inability to complete the agreement to extend the maturity date of the $1.0 million remaining balance of the Delek term loan due October 19, 2019 could further effect our liquidity and business plan. Because we are a company with limited resources, we may not be able to compete in the capital markets with much larger, established companies that have ready access to capital. Our ability to obtain needed financing may be impaired by conditions and instability in the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a demonstrated operating history, the location of our leases and prices of oil and natural gas on the commodities markets (which will impact the amount of financing available to us), and/or the loss of key consultants and management. Further, if oil and/or natural gas prices on the commodities markets continue to decrease, then potential revenues, if any, will decrease, which may increase our requirements for capital. Some of the future contractual arrangements governing our operations may require us to maintain minimum capital (both from a legal and practical perspective), and we may lose our contractual rights if we do not have the required minimum capital. If the amount of capital we can raise is not sufficient, we may be required to curtail or cease our operations.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have incurred annual operating losses since our inception. As a result, at June 30, 2019, we had an accumulated deficit of approximately $54.6 million. We had no revenues in 2018 and do not anticipate generating revenues in fiscal 2019, or in subsequent periods unless we are successful in discovering economically recoverable oil or gas reserves. We expect that our operating expenses will increase as we develop our projects. We expect continued losses in fiscal year 2019, and thereafter until future discoveries are brought online and we begin producing oil and gas.

The terms of the definitive documents governing the Term Loan Facility may restrict our operations, particularly our ability to respond to changes or take certain actions. If we are unable to repay the Term Loan Facility as it becomes due, we may be unable to continue as a going concern.

On March 1, 2019, we entered into a Term Loan Agreement by and among GulfSlope, as borrower, and Delek, as lender. In the Term Loan Agreement, Delek agreed to provide us with multiple draw term loans in an aggregate stated principal amount of up to $11.0 million (the “Term Loan Facility” and the loans thereunder, the “Loans”). Borrowings under the Term Loan Facility mature in six months and bear interest at the rate of 5.0% and are secured by the assets of the Company. As of the date of this prospectus there is $1.0 million outstanding under the Term Loan Facility and no additional amounts available to be borrowed. The maturity date of the $1,000,000 remaining balance of the term loan is October 19, 2019 and an agreement is being negotiated to extend the maturity date.

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The definitive documents governing the Term Loan Facility contain a number of restrictive covenants that impose operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interest, including restrictions on the ability to: incur indebtedness, grant liens, undergo certain fundamental changes, dispose of assets, make investments, enter into transactions with affiliates, and make certain restricted payments, in each case subject to limitations and exceptions to be set forth in the definitive documentation for the Term Loan Facility. The definitive documentation governing the Term Loan Facility also contains customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. Such events of default may allow the creditor to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies which could have a material adverse effect on our business, operations and financial results. Furthermore, if we are unable to repay the amounts due and payable under the definitive documentation governing our Term Loan Facility, the lender could proceed against the collateral granted to them to secure that indebtedness which could force us into bankruptcy or liquidation. In the event our lender accelerated the repayment of the borrowings, we may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the Term Loan Facility would likely have a material adverse effect on us and would threaten our ability to continue as a going concern. As a result of these restrictions, we may be limited in how we conduct business; unable to continue our business operations; unable to raise additional debt or equity financing to operate during general economic or business downturns; or unable to compete effectively or to take advantage of new business opportunities.

Our lack of diversification increases the risk of an investment in our common stock.

Our business will focus on the oil and gas industry in commercially advantageous offshore areas of the United States. Larger companies have the ability to manage their risk by diversification. However, we lack diversification, in terms of both the nature and geographic scope of our business. As a result, factors affecting our industry, or the regions in which we operate, will likely impact us more acutely than if our business were diversified.

Strategic relationships upon which we rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully bid on and acquire properties, to discover resources, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers and partners, depends on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties. Further, we must consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To develop our business, we will endeavor to use the relationships of our management and to enter into strategic relationships, which may take the form of joint ventures with other private parties or with local government bodies or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require that we incur expenses or undertake activities we would not otherwise incur or undertake in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Competition in obtaining rights to explore and develop oil and gas reserves may impair our business.

The oil and gas industry is extremely competitive. Present levels of competition for oil and gas leases and drilling rights are high worldwide. Other oil and gas companies with greater resources may compete with us by bidding for leases and drilling rights, as well as other properties and services we may need to operate our business. Additionally, other companies may compete with us in obtaining capital from investors. Competitors include larger, established exploration and production companies, which have access to greater financial and other resources than we have currently, and may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, giving them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. Because of some or all of these factors, we may not be able to compete.

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We may not be able to effectively manage our growth, which may harm our future profitability.

We are currently not profitable however, our strategy envisions building and expanding our business in order to become profitable. If we fail to effectively manage our growth, our financial results will be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems, processes, and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

●	expand our systems effectively or efficiently or in a timely manner;

●	optimally allocate our human resources; or

●	identify and hire qualified employees or retain valued employees.

If we are unable to manage our growth and our operations, our financial results could be adversely affected, which could prevent us from ever attaining profitability.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate profitably.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency impacting any jurisdiction where we might conduct our business activities, including the BOEM and EPA, may be changed, applied or interpreted in a manner which may fundamentally alter the ability of the Company to conduct business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably. Additionally, certain bonding and/or insurance may be required in jurisdictions in which we chose to have operations, increasing our costs to operate.

Risks Related to Our Industry

An extended decline in oil prices and significant fluctuations in energy prices may continue indefinitely, affecting the commercial viability of our projects and negatively affecting our business prospects and viability.

The commercial viability of our projects is highly dependent on the price of oil and natural gas. Prices also affect our ability to borrow money or raise additional capital. We will need to obtain additional financing to fund our activities. Our ability to do so may be adversely affected by an extended decline in oil prices. If we are unable to obtain such financing when needed, on commercially reasonable terms, we may be required to cease our operations, which could have a materially adverse impact on the market price of our stock. An extended decline in oil prices may have a material adverse effect on our planned operations, financial condition and level of expenditures that we may ultimately have to make for the development of any oil and natural gas reserves we may acquire.

The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. In addition, the prices we receive for any future production and the levels of any future production and reserves will depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

●	changes in global supply and demand for oil and natural gas by both refineries and end users;

●	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

●	the price and volume of imports of foreign oil and natural gas;

●	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

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●	the level of global oil and gas exploration and production activity;

●	the level of global oil and gas inventories;

●	weather conditions;

●	government policies to discourage use of fuels that emit GHGs and encourage use of alternative energy;

●	technological advances affecting energy consumption;

●	domestic and foreign governmental regulations and taxes;

●	proximity and capacity of oil and gas pipelines and other transportation facilities;

●	the price and availability of competitors’ supplies of oil and gas in captive market areas;

●	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas;

●	import and export regulations for LNG and/or refined products derived from oil and gas production from the US;

●	speculation in the price of commodities in the commodity futures market;

●	the availability of drilling rigs and completion equipment; and

●	the overall economic environment.

Further, oil and natural gas prices do not necessarily fluctuate in direct relationship to each other. The price of oil has been extremely volatile, and we expect this volatility to continue for the foreseeable future. For example, during the period from January 1, 2014 to December 31, 2018, NYMEX West Texas Intermediate oil prices ranged from a high of $107.95 per bbl to a low of $26.19 per bbl. Average daily prices for NYMEX Henry Hub gas ranged from a high of $8.15 per MMBtu to a low of $1.49 per MMBtu during the same period. This near term volatility may affect future prices in 2019 and beyond. The volatility of the energy markets makes it difficult to predict future oil and natural gas price movements with any certainty.

Exploration for oil and natural gas is risky and may not be commercially successful, impairing our ability to generate revenues.

Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. We may not discover oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over pressured zones (which may lead to blowouts, fires, and explosions) and tools lost in the hole, and changes in drilling plans, locations as a result of prior exploratory wells or additional seismic data and interpretations thereof, and final commercial terms negotiated with partners. Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, adverse weather conditions (which may be more frequent as climate changes), cost overruns, equipment shortages, mechanical difficulties, and environmental hazards (including spills and toxic gas releases). There is no assurance that we will successfully complete any wells or if successful, that the wells would be economically successful. Moreover, the successful drilling or completion of any oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations, the result of which will materially adversely affect our business.

Oil and natural gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on the Company.

Oil and natural gas operations are subject to national, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground, spill response capabilities, and the discharge of materials into the environment. Oil and natural gas operations are also subject to national, state, and local laws and regulations, which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national, state or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we are unlikely to insure against fully due to prohibitive premium costs and other reasons. To date, we have not been required to spend any amounts on compliance with environmental regulations; however, we may be required to expend substantial sums in the future as we develop projects, and this may affect our ability to begin, maintain, or expand our operations.

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We may be dependent upon third party operators of any oil and natural gas properties we may acquire.

Third parties may act as the operators of our oil and natural gas wells and control the drilling and operating activities to be conducted on our properties, if and when such assets are acquired. Therefore, we may have limited control over certain decisions related to activities on our properties relating to the timing, costs, procedure, and location of drilling or production activities, which could affect the Company’s results.

Our leases may be terminated if we are unable to make future lease payments or if we do not drill in a timely manner.

The failure to timely affect all lease related payments could cause the leases to be terminated by the BOEM. Net lease rental obligations on our existing prospects are expected to be approximately $0.5 million in fiscal year 2019. Our leases have a five-year primary term, expiring in 2020, 2022 and 2023. Each lease may be extended by drilling a well capable of producing hydrocarbons and submitting a Plan of Production approved by the regulatory authorities. In addition, the terms of our leases may be extended for an additional three years, provided a well is spud targeting hydrocarbons with a true vertical depth in excess of 25,000 feet within the primary term of the lease. In addition, the terms of our leases may also be extended by the granting of a Subsalt Lease Term Extension, should we elect to apply and qualify for said extension on any lease(s). If we are not successful in raising additional capital, we may be unable to successfully exploit our properties, and we may lose the rights to develop these properties upon the expiration of our leases. If not successful in securing extensions, those leases will be subject to the competitive bid process in the twice a year BOEM OCS Lease Sales.

We may not be able to develop oil and natural gas reserves on an economically viable basis.

To the extent that we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find, develop and commercially produce oil and gas reserves, assuming we acquire leases or drilling rights. Our future reserves, if any, will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into markets.

Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could adversely impact our operations.

We may not be able to obtain drilling rigs and other equipment and geophysical service crews necessary to exploit any oil and natural gas resources we may acquire.

We may not be able to procure the necessary drilling rigs and related services and equipment or the cost of such items may be prohibitive. Our ability to comply with future license obligations or otherwise generate revenues from the production of operating oil and natural gas wells could be hampered as a result of this, and our business could suffer.

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Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and local laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations, including products, byproducts, and wastes. The legislation also requires that wells and facility location be sited, operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability, prevention of the right to operate or participate in leasing, and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to foreign governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Any insurance that we may acquire will likely be inadequate to cover liabilities we may incur.

Our involvement in the exploration for, and development of, oil and natural gas properties may result in our becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although we intend to obtain insurance in accordance with industry standards to address such risks, such insurance has limitations and so will be unlikely to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event that is not fully insured or if the insurer of such event is not solvent or denies coverage, we could be required to divert funds from capital investment or other uses towards covering our liability for such events.

We are subject to cyber security risks. A cyber incident could occur and result in information theft, data corruption, operational disruption or financial loss.

The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development, production, processing and distribution activities. For example, we depend on digital technologies to interpret seismic data, conduct reservoir modeling and record financial and other data. Our industry faces various security threats, including cyber-security threats. Cyber-security attacks in particular are increasing and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although to date we have not experienced any material losses related to cyber-security attacks, we may suffer such losses in the future. Moreover, the various procedures and controls we use to monitor and protect against these threats and to mitigate our exposure to such threats may not be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of intellectual property and other sensitive information essential to our business and could have a material adverse effect on our business prospects, reputation and financial position.

Risks Related to our Common Stock

There is a limited trading market for our shares. You may not be able to sell your shares if you need money.

Our common stock is traded on the OTC Markets (QB Marketplace Tier), an inter-dealer automated quotation system for equity securities. During the three calendar months preceding filing of this report, the average daily trading volume of our common stock was approximately 502,000 shares. As of October 2, 2019, we had approximately 190 record holders of our common stock (not including an indeterminate number of stockholders whose shares are held by brokers in “street name”). There has been limited trading activity in our stock, and when it has traded, the price has fluctuated widely. We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our common stock. This situation is attributable to a number of factors, including, but not limited to:

●	we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and

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●	stock analysts, stock brokers and institutional investors may be risk-averse and reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we become more viable.

As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of our common stock. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time, and may lose their entire investment. There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of our common stock and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The amount of common stock registered for resale may significantly impact our share price and volatility.

The amount of our common stock to be registered for resale in the Registration Statement represents a significant percentage of our currently outstanding common stock. The 444,095,238 shares of our common stock in registered for resale in this Registration Statement equals approximately 41% of our issued and outstanding common stock.  We cannot predict what effect this may have on the price of our common stock or the volume of transactions involving our shares in the market. Sales of a substantial amount of our common stock or the perception that such sales may occur could adversely affect the liquidity of the market for our common stock or their price. Large price changes or low trading volume may preclude you from buying or selling our common stock at all, or at any particular price or during a time frame that satisfies your investment objectives.

We may issue preferred stock.

Our Certificate of Incorporation authorizes the issuance of up to 50 million shares of “blank check” preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that we will not do so in the future.

Future sales of our common stock could lower our stock price.

We will likely sell additional shares of common stock to fund working capital obligations in future periods. We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. Moreover, sales of our common stock by existing shareholders could also depress the price of our common stock. For instance, we have issued instruments that are convertible into or exercisable for 350 million shares of our Common Stock, which may have conversion or exercise rights that are at prices lower than the trading price of our Common Stock. In particular, the holder of the $2.1 million in Convertible Debentures we have issued may convert at any time a price equal to the lesser of (x) $0.05 per share or (y) 80% of the lowest daily VWAP of a share of our Common Stock (as reported by Bloomberg, LP) for the ten (10) consecutive trading days immediately preceding the date of determination.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are authorized to issue up to 1,550,000,000 shares of capital stock, comprising 1,500,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). We have issued and outstanding, as of June 30, 2019, 1,092,266,844 shares of Common Stock and 0 shares of Preferred Stock, plus another approximately 350 million shares may be issued by us if all of the securities we have issued that are exercisable for, or convertible into, shares of Common Stock are exercised or converted. Our board of directors (the “Board”) may generally issue shares of Common Stock, Preferred Stock or options or warrants to purchase those shares without further approval by our shareholders, based upon such factors as the Board may deem relevant at that time. See “Description of Capital Stock.” It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot assure you that we will not issue additional shares of Common Stock, Preferred Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

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Our common stock is subject to the “penny stock” rules of the SEC and FINRA, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience and objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

●	the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer when recommending the investment to that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit investors’ ability to buy and sell our stock and have an adverse effect on the market for our shares.

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The price of our common stock will remain volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results including but not limited to leasing, drilling, and discovery of oil and gas;

●	the price of oil and gas;

●	announcements of developments by us, our strategic partners or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting our Company’s industry;

●	additions or departures of key personnel;

●	sales of our common stock or other securities in the open market;

●	our ability to acquire seismic data and other intellectual property on commercially reasonable terms and to defend such intellectual property from third party claims;

●	the effects of government regulation, permitting and other legal requirements, including new legislation or regulation;

●	litigation; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of companies’ securities, securities class action litigation has often been initiated against those companies. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate paying any dividends on our common stock.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment in the Company.

Our certificate of incorporation could make a merger, tender offer, or proxy contest difficult.

Our shareholders have approved an amendment and restatement of our certificate of incorporation to (i) eliminate the ability of stockholders to act by written consent and (ii) to classify the board of directors into three classes with staggered terms. These amendments may discourage, delay or prevent a change in control.

Any of the risk factors discussed herein could have a significant material adverse effect on our business, results of operations, financial condition, or liquidity. Readers of this prospectus should not consider any descriptions of these risk factors to be a complete set of all potential risks that could affect GulfSlope. These factors should be carefully considered together with the other information contained in this prospectus and materials filed by us with the SEC and incorporated herein by reference. Further, any of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence or exacerbate the effect of others. Such a combination could materially increase the severity of the impact of these risks on our business, results of operations, financial condition, or liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

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All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling security holders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling security holders as detailed in this prospectus. Such selling security holders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is listed for quotation on both the OTCBB and the OTCQB quotation systems under the symbol “GSPE.”

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. The selling security holders may sell up to 444,095,238 shares of our common stock from time to time in one or more offerings under this prospectus. Because the selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholder after the offering can be provided. The selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Furthermore, unless otherwise indicated below, the selling shareholder is not an affiliates of broker-dealers. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holder.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering(2)	Percentage of Ownership After Completion of Offering (2)(3)
YA II PN, Ltd.	54,504,155(1)	206,000,000	0	0%
Delek GOM Investments, LLC	238,095,238(4)	238,095,238	0	0%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes 0 shares as to which the selling security holders has sole or shared voting power or investment power and also includes 54,504,155 shares, which the selling security holders has the right to acquire within 60 days. Under the terms of the convertible debentures and warrants, the holders do not have the right to convert the debentures or exercise the warrants to the extent that after giving effect to such conversion or exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% of the shares of our common stock outstanding. Matthew Beckman is Manager of Yorkville Advisors Global II, LLC, the General Partner of Yorkville Advisors Global, LP, the investment manager of YA II PN Ltd and has voting and dispositive power over the shares.

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(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling security holders are under no obligations known to us to sell any shares of common stock at this time.

(3)	This percentage is based upon 1,092,266,844 shares issued and outstanding as of October 14, 2019, plus the additional shares that the selling stockholder is deemed to beneficially own.

(4)	The sole member of Delek GOM Investments, LLC is Delek GOM Holdings, LLC. The sole member of Delek GOM Holdings, LLC is DKL Investments Limited. The sole stockholder of DKL Investments Limited is Delek Group Ltd.. The majority of Delek Group Ltd.’s outstanding share capital and voting rights are owned, directly and indirectly, by Itshak Sharon Tshuva through private companies wholly-owned by him, and the remainder is held by the public. Mr. Tshuva has voting and dispositive power over the shares.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the Shares owned by them, if permitted by applicable laws and regulations, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

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Each selling shareholder has informed us that he, she or it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Certain of the selling shareholders are affiliates of broker-dealers. Each such selling shareholder has represented to us that it acquired the securities to be resold pursuant to this prospectus in the ordinary course of its business and, at the time of the acquisition, such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling security holders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized to issue up to 1,550,000,000 shares of capital stock, comprising 1,500,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Common Stock

As of October 14, 2019, there are 1,092,266,844 shares of our Common Stock issued and outstanding.

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Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our Common Stock will be at the discretion of the Board. The Board may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that the Board deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

As of the date of this Prospectus, there are no shares of our Preferred Stock issued and outstanding.

The Board is expressly authorized from time to time to designate one or more series of the Preferred Stock, to issue the Preferred Stock as Preferred Stock of any such series, and in connection with the designation of each such series to fix by resolution or resolutions providing for the issue of shares thereof the voting and other powers, if any, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by Delaware law. All series of Preferred Stock shall rank equally and be identical in all respects except as set forth in the Board’s resolutions providing for the issue of such stock.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Delaware law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

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Registration Rights

Registration Rights Agreement with Delek GOM Investments, LLC

On March 1, 2019, the Company entered into that certain term loan agreement (the “Term Loan Agreement”) with Delek GOM Investments LLC (“Delek GOM”), a wholly owned subsidiary of Delek Group Ltd. Pursuant to the Term Loan Agreement, among other things, the Company issued to Delek GOM warrants (“Warrants”) to purchase shares of Common Stock at an exercise price of $0.042 per share, and the Company undertook to enter into a registration rights agreement (the “Delek Registration Rights Agreement”) with Delek GOM with respect to the Common Stock and Warrants. Delek GOM, in its capacity as a holder of Common Stock and/or Warrants, together with any transferee or assignee of Common Stock and/or Warrants, are collectively referred to as the “Holders”. The Company and Delek GOM entered into the Registration Rights Agreement on March 25, 2019.

Pursuant to the Registration Rights Agreement, upon the request of the Holders, the Company has agreed to prepare and file with the SEC a registration statement covering the resale of all of the shares of the Common Stock and Warrants held by the Holders, other than (i) any such securities that are already registered for resale pursuant to an effective registration statement or Rule 144 under the Securities Act, or (ii) any shares of Common Stock or Warrants at such time the Holders collectively beneficially own less than 5% of the outstanding shares of Common Stock (the “Registrable Securities”); and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act as soon as practicable. The registration statement must be filed no later than (x) 30 days after the Company receives a written request from the Holders, or (y) if the staleness date of the Company’s financial statements occurs during the 30-day window described in part (x), 30 calendar days following such staleness date (the “Filing Deadline”). The registration statement must be declared effective by the earlier of (A) 75 trading days after the date that the applicable registration statement is actually filed or (B) 75 days after the applicable Filing Deadline. Under the terms of the Registration Rights Agreement, the Company is obligated to file additional registration statements or amendments to existing registration statements under certain circumstances, including if the Company is not able to include all of the Registrable Securities in the initial registration statement pursuant to the provisions of Rule 415 promulgated under the Securities Act. The Registration Rights Agreement also obligates the Company to take certain actions to permit the Holders to effect underwritten offerings from time to time, subject to certain limitations, and provides the Holders with “piggyback” registration rights.

Registration Rights Agreement with Convertible Debentures Purchasers

In connection with the Company’s sale of convertible debentures in June 2019, we granted registration rights to purchasers, including YA II PN, Ltd., of up to 156,000,000 shares of common stock. Under the registration rights agreements that we entered into with such purchasers, we are obligated to file a resale registration statement with the SEC to register under the Securities Act the resale of these 156,000,000 shares as soon as practicable and to obtain effectiveness of such registration statement as soon as practicable. The registration statement of which this prospectus is a part is being filed in accordance with our obligations under this registration rights agreement.

The Company will be required to use its reasonable best efforts to keep the registration statement, or registration statements, continuously effective until all of the shares covered thereby have been publicly sold, or until all such shares may be sold without restriction. We have agreed to indemnify the selling holders of these shares against, or in certain circumstances to contribute to, certain liabilities incurred by them in connection with the offering and sale of the shares pursuant to such registration statement, including liabilities under the Securities Act.

Convertible Note and Option

Pursuant to the terms of the SPA, at the Issuance Date, the Company sold to Buyer a Convertible Debenture. The principal amount of the Convertible Debenture is $2,100,000 (as reduced pursuant to redemption, conversion or otherwise, the “Principal”), it has an annual interest rate equal to 8% (the interest paid on the outstanding Principal at the applicable interest rate, the “Interest”) and a maturity date of June 21, 2020 (the “Maturity Date”), and may be extended at the option of Buyer. At the Maturity Date the Company shall pay to the Holder (as defined in the Convertible Debenture) an amount in cash representing all outstanding Principal and accrued and unpaid Interest.

Subject to the terms of the Convertible Debenture, at any time after the Issuance Date, the Holder is entitled to convert at the Conversion Rate (as defined below) any portion of the outstanding and unpaid Principal and accrued Interest (the “Conversion Amount”) into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of any Conversion Amount is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The “Conversion Price” is the lesser of (x) $0.05 per share or (y) 80% of the lowest daily VWAP price (as reported by Bloomberg, LP) for the ten (10) consecutive trading days immediately preceding the date of determination.

In addition, the holder received warrants to purchase an aggregate of 50 million shares of common stock at an exercise price of $0.04 per share. Such warrants expire on the fifth anniversary of issuance.

Transfer Agent

The transfer agent for our Common Stock is VStock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, NY 11598.

BUSINESS

General

GulfSlope Energy, Inc. is an independent crude oil and natural gas exploration and production company whose interests are concentrated in the United States Gulf of Mexico federal waters. We are a technically driven company and we use our licensed 2.2 million acres of three-dimensional (3-D) seismic data to identify, evaluate, and acquire assets with attractive economic profiles. GulfSlope Energy commenced commercial operations in March 2013. GulfSlope Energy was originally organized as a Utah corporation in 2004 and became a Delaware corporation in 2012.

We have focused our operations in the Gulf of Mexico because we believe this area provides us with favorable geologic and economic conditions, including multiple reservoir formations, comprehensive geologic databases, extensive infrastructure, relatively favorable royalty regime, and an attractive acquisition market and because our management and technical teams have significant experience and technical expertise in this geologic province. Additionally, we licensed 2.2 million acres of advanced three-dimensional (3D) seismic data, a significant portion of which has been enhanced by new, state-of-the-art reprocessing and noise attenuation techniques including reverse time migration depth imaging. We use our broad regional seismic database and our reprocessing efforts to continuously generate an inventory of high-quality prospects and since inception, we have generated a total of 25 prospects, advancing nine of those prospects to drill ready status. The use of our extensive seismic database, coupled with our ability, knowledge, and expertise to effectively reprocess this seismic data, allows us to further optimize our drilling program and to effectively evaluate acquisition and joint venture opportunities. We consistently assess our prospect inventory in order to deploy capital as efficiently as possible.

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Competitive Advantages

Experienced management. Our management has significant experience in finding and developing oil and natural gas. Our team has a track record of discovering and developing multi-billion dollar projects worldwide. The Company’s management team has over 200 years of combined industry experience exploring, discovering, and developing oil and natural gas. We successfully deployed a technical team with over 150 years of combined industry experience exploring for and developing oil and natural gas in the development and execution of our technical strategy. We believe the application of advanced geophysical techniques on a specific geographic area with unique geologic features such as conventional reservoirs whose trapping configurations have been obscured by overlying salt layers provides us with a competitive advantage.

Advanced seismic image processing. Commercial improvements in 3-D seismic data imaging and the development of advanced processing algorithms, including pre-stack depth, beam, and reverse time migration have allowed the industry to better distinguish hydrocarbon traps and identify previously unknown prospects. Specifically, advanced processing techniques improve the definition of the seismic data from a scale of time to a scale of depth, thus correctly locating the images in three dimensions. Our technical team has significant experience utilizing advanced seismic image processing techniques in our core area, and applies the industry’s most advanced noise reduction technology to generate clearer images.

Industry leading position in our core area. We have licensed 2.2 million acres of 3D seismic data which covers over 440 OCS Federal lease blocks on the highly prolific Louisiana outer shelf, offshore Gulf of Mexico. We believe the proprietary and state-of-the-art reprocessing of our licensed 3-D seismic data, along with our proprietary and leading-edge geologic depositional reservoir sand and petroleum trapping models, gives us an advantage in assembling a high quality drilling portfolio in our core area. We continuously work to identify additional leasing opportunities to further enhance our drilling portfolio.

Technical Strategy

We believe that a major obstacle to identifying potential hydrocarbon accumulations globally has been the inability of seismic technology to accurately image deeper geologic formations because of overlying massive, extensive, and complex salt bodies. Large and thick laterally extensive subsurface salt layers highly distort the seismic ray paths traveling through them, which often has led to misinterpretation of the underlying geology and the potential major accumulations of oil and gas. We believe the opportunity exists for a technology-driven company to extensively apply advanced seismic acquisition and processing technologies, with the goal of achieving attractive commercial discovery rates for exploratory wells, and their subsequent appraisal and development, potentially having a very positive impact on returns on invested capital. These tools and techniques have been proven to be effective in deep water exploration and production worldwide, and we are using them to drill targets below the salt bodies in an area of the shallower waters of the GOM where industry activity has largely been absent for over 20 years. In fact, GulfSlope management led the early industry teams in their successful efforts to discover and develop five new fields below the extensive salt bodies in our core area during the 1990’s, which have produced over 125 million barrels of oil equivalent.

Our technical approach to exploration and development is to deploy a team of highly experienced geo-scientists who have current and extensive understanding of the geology and geophysics of the petroleum system within our core area, thereby decreasing the traditional timing and execution risks of advancing up a learning curve. For data licensing, re-processing and interpretation, our technical staff has prioritized specific geographic areas within our 2.2 million acres of seismic coverage, with the goal to optimize initial capital outlays.

Modern 3-D seismic datasets with acquisition parameters that are optimal for improved imaging at multiple depths are readily available in many of these sub-basins across our core area, and can be licensed on commercially reasonable terms. Critical to the technical success is the application of the newest state-of-the-art seismic imaging technology available, in order to optimize delineation of prospective structures and to detect the presence of hydrocarbon-charged reservoirs below many complex salt bodies geologic features. An example of such a seismic technology is reverse time migration, which we believe to be the most accurate, fastest, and yet affordable, seismic imaging technology for critical depth imaging available today.

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Lease and Acquisition Strategy

Our prospect identification and analytical strategy is based on a thorough understanding of the geologic trends within our core area. Exploration efforts have been focused in areas where lease acquisition opportunities are readily available. We entered into two master 3-D license agreements, together covering approximately 2.2 million acres and we have completed advanced processing on select areas within this licensed seismic area exceeding one million acres. We can expand this coverage and perform further advanced processing, both with currently licensed seismic data and seismic data to be acquired. We have sought to acquire and reprocess the highest resolution data available in the potential prospect’s direct vicinity. This includes advanced imaging information to further our understanding of a particular reservoir’s characteristics, including both trapping mechanics and fluid migration patterns. Reprocessing is accomplished through a series of model building steps that incorporate the geometry of the geology to optimize the final image. Our integration of existing geologic understanding and enhanced seismic processing and interpretation provides us with unique insights and perspectives on existing producing areas and especially underexplored formations below and adjacent to salt bodies that are highly prospective for hydrocarbon production.

We currently hold seven leases that comprise five prospects and we will evaluate additional potential sources for growth opportunities with companies that hold active leases in our core area. Our leases have a five-year primary term, expiring in 2020, 2022 and 2023. BOEM’s regulatory framework provides multiple options for leaseholders to apply to receive extensions of lease terms under specified conditions. GulfSlope is exploring all options contained in BOEM’s regulatory framework. Additional prospective acreage can be obtained through lease sales, farm-in, or purchase. As is consistent with a prudent and successful exploration approach, we believe that additional seismic licensing, acquisition, processing, and/or interpretation may become highly advantageous, in order to more precisely define the most optimal drillable location(s), particularly for development of discoveries.

We continue to evaluate potential producing property acquisitions in the offshore GOM, taking advantage of our highly specialized subsurface and engineering capabilities, knowledge, and expertise to identify attractive opportunities. Any merger or acquisition is likely to be financed through a combination of debt and equity.

Drilling and other Exploratory and Development Strategies

With our success in the leasing of our targeted prospects, our plan has been to partner with other entities which could include oil and gas companies and/or financial investors. Our goal is to diversify risk and minimize capital exposure to exploration drilling costs. We expect a portion of our exploration costs to be paid by our partners through these transactions, in return for our previous investment in prospect generation and delivery of an identified prospect on acreage we control. Such arrangements are a commonly accepted industry method of proportionately recouping pre-drill cost outlays for seismic, land, and associated interpretation expenses. We cannot assure you, however, that we will be able to enter into any such arrangements on satisfactory terms. In any drilling, we expect that our retained working interest will be adjusted based upon factors such as geologic risk and well cost. Early monetization of a discovered asset or a portion of a discovered asset is an option for the Company as a means to fund development or additional exploration projects as an alternative to potential equity or debt offerings. However, if a reasonable value were not received from the market at the discovery stage, then we may elect to retain (subject to lease terms) the discovery asset undeveloped, until a reasonable offer is received in line with our perceived market value, or we may elect to seek development partners on a promoted basis in order to substantially reduce capital development requirements. We will also evaluate and seek to acquire producing properties that have a strategic relationship to our core area.

Oil and Natural Gas Industry

The oil and natural gas industry is a complex, multi-disciplinary sector that varies greatly across geographies. As a heavily regulated industry, operating conditions are subject to political regimes and changing legislation. Governments can either induce or deter investment in exploration and production, depending on legal requirements, fiscal and royalty structures and regulation. Beyond political considerations, exploration and production for hydrocarbons is an extremely risky business with multiple failure modes. Exploration and production wells require substantial investment and are long-term projects, sometimes exceeding twenty to thirty years. Regardless of the effort spent on an exploration or production prospect, success is difficult to attain. Even though modern equipment, including seismic equipment and advanced software has helped geologists find producing structures and map reservoirs, they do not guarantee any outcome. Drilling is the only method to ultimately determine whether a prospect will be productive, and even then, many complications can arise during drilling (e.g., those relating to drilling depths, pressure, porosity, weather conditions, permeability of the formation and rock hardness, among others).

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Typically, there is a significant chance that exploratory wells will result in non-producing dry holes, leaving investors with the cost of seismic data and a dry well, which can total millions of dollars. Even if oil or gas is produced from a particular well, there is always the possibility that treatment, at additional cost, may be required to make production commercially viable. Further, production profiles decline over time. In summary, oil and gas exploration and production is an industry with high risks and high entry barriers.

Oil and natural gas prices can have a significant impact on the commercial feasibility of a project. Certain projects may become feasible with higher prices or, conversely, may falter with lower prices. Volatility in the price of oil, natural gas and other commodities has increased and is likely to continue in the future. Beginning in late 2014, a significant decline in oil prices occurred, the decline continued into 2016, and somewhat stabilized in mid-2017 near $50/bbl. 2018 brought additional volatility with prices increasing to near $78/bbl and then falling in December to near $50/bbl. This volatility complicates the assessment of the commercial viability of many oil and gas projects. Most governments have enforced strict regulations to uphold high standards of environmental awareness; thus, holding companies to a high degree of responsibility vis-а-vis protecting the environment. Aside from such environmental factors, oil and natural gas drilling is often conducted near populated areas. For a company to be successful in its drilling endeavors, working relationships with local communities are crucial to promote business strategies and to avoid the repercussions of disputes that might arise over local business operations. At this time, the Company does not have any production or proved oil or natural gas reserves.

Governmental Regulation

Our future oil and natural gas operations will be subject to various federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties, occupational health and safety, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. The production, handling, storage, transportation, and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, and local laws and regulations relating primarily to the protection of human health and the environment. State and local laws and regulations may affect the prices at which royalty owners are paid for their leases by requiring more stringent disclosure and certification requirements, adjusting interest rates for late payments, raising legal and administrative costs and imposing more costly default contractual terms. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. Although the regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect others in our industry with similar business models.

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Environmental laws provide for, among other things, restrictions and prohibitions on spills, releases, or emissions of various substances produced in association with oil and natural gas operations. The laws also require that wells and facility sites be operated, maintained, abandoned, and reclaimed to the satisfaction of the applicable regulatory authorities. Compliance with such laws can require significant expenditures and a breach may result in the imposition of fines and penalties, the payment of which could have a material adverse effect on our financial condition or results of operations. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. The discharge of oil or natural gas or other pollutants into the air, soil, or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of any future production or a material increase in the costs of production, development, or exploration activities or otherwise adversely affect our financial condition, results of operations, or prospects. We could incur significant liability for damages, clean-up costs, and penalties in the event of discharges into the environment, environmental damage caused by us, or previous owners of our property, or non-compliance with environmental laws or regulations. In addition to actions brought by governmental agencies, we could face actions brought by private parties or citizens groups. Any of the foregoing could have a material adverse effect on our financial results. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Bureau of Ocean Energy Management (“BOEM”) and the Bureau of Safety and Environmental Enforcement (“BSEE”) regulations, pursuant to the Outer Continental Shelf Lands Act (“OCSLA”), apply to our operations on Federal leases in the Gulf of Mexico. The Federal Trade Commission, the Federal Energy Regulatory Commission (“FERC”), and the Commodity Futures Trading Commission (“CFTC”) hold statutory authority to monitor certain segments of the physical and futures energy commodities markets. These agencies have imposed broad regulations prohibiting fraud and manipulation of such markets. With regard to our future physical sales of crude oil or other energy commodities, and any related hedging activities that we undertake, we are required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority.

These departments and agencies have authority to grant and suspend operations, and have authority to levy substantial penalties for non-compliance. Failure to comply with such regulations, as interpreted and enforced, could have a material adverse effect on our business, results of operations and financial condition.

On April 22, 2010, the Deepwater Horizon, a semi-submersible deep water drilling rig operating in the U.S. Gulf of Mexico, sank after a blowout and fire resulting in a significant flow of hydrocarbons from the BP Macondo well. Subsequent to the Deepwater Horizon incident, the Bureau of Ocean Energy Management (“BOEM”) issued a series of Notice to Lessees (“NTLs”) imposing new regulatory requirements and permitting procedures for new wells to be drilled in federal waters of the outer continental shelf (“OCS”). These new regulatory requirements include the following:

●	the Environmental NTL, which imposes new and more stringent requirements for documenting the environmental impacts potentially associated with the drilling of a new offshore well and significantly increases oil spill response requirements;

●	the Compliance and Review NTL, which imposes requirements for operators to secure independent reviews of well design, construction and flow intervention processes and also requires certifications of compliance from senior corporate officers;

●	the Drilling Safety Rule, which prescribes tighter cementing and casing practices, imposes standards for the use of drilling fluids to maintain well bore integrity and stiffens oversight requirements relating to blowout preventers and their components, including shear and pipe rams; and

●	the Workplace Safety Rule, which requires operators to employ a comprehensive safety and environmental management system (“SEMS”) to reduce human and organizational errors as root causes of work-related accidents and offshore spills and to have their SEMS periodically audited by an independent third party auditor approved by the Bureau of Safety & Environmental Enforcement (“BSEE”).

Since the adoption of these new regulatory requirements, the BOEM has been taking much longer to review and approve permits for new wells than was common prior to the Deepwater Horizon incident. The new rules also increase the cost of preparing each permit application and will increase the cost of each new well, particularly for wells drilled in deeper waters on the OCS.

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Hurricanes in the Gulf of Mexico can have a significant impact on oil and gas operations on the OCS. The effects from past hurricanes have included structural damage to fixed production facilities, semi-submersibles and jack-up drilling rigs. The BOEM and the BSEE continue to be concerned about the loss of these facilities and rigs as well as the potential for catastrophic damage to key infrastructure and the resultant pollution from future storms. In an effort to reduce the potential for future damage, the BOEM and the BSEE have periodically issued guidance aimed at improving platform survivability by taking into account environmental and oceanic conditions in the design of platforms and related structures.

The BOEM, BSEE and Office of National Resources Revenue are expected to continue to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and other regulatory agencies could potentially issue new safety and environmental guidelines or regulations in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. We are monitoring legislation and regulatory developments; however, it is difficult to predict the ultimate impact of any new guidelines, regulations or legislation.

Environmental Regulation

The operation of our future oil and natural gas properties will be subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Applicable U.S. federal environmental laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Clean Water Act (“CWA”) and the Clean Air Act (“CAA”). These laws and regulations govern environmental cleanup standards, require permits for air, water, underground injection, waste disposal and set environmental compliance criteria. In addition, state and local laws and regulations set forth specific standards for drilling wells, the maintenance of bonding requirements in order to drill or operate wells, the spacing and location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells, and the prevention and cleanup of pollutants and other matters. Typically, operators maintain insurance against costs of clean-up operations, but are not fully insured against all such risks. Additionally, Congress and federal and state agencies frequently revise the environmental laws and regulations, and any changes that result in delay or more stringent and costly permitting, waste handling, disposal and clean-up requirements for the oil and gas industry could have a significant impact on our operating costs. There can be no assurance that future developments, such as increasingly stringent environmental laws or enforcement thereof, will not cause us to incur material environmental liabilities or costs.

Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties and the imposition of injunctive relief. Accidental releases or spills may occur in the course of the operations of our properties, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons.

Among the environmental laws and regulations that could have a material impact on the oil and natural gas exploration and production industry and our business are the following:

Waste Discharges. The CWA and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (“EPA”) or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of federal laws mandate preparation of detailed plans that address spill response, including appropriate containment berms and similar structures to help prevent the contamination of navigable waters by a petroleum hydrocarbon tank spill, rupture or leak. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for noncompliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

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Air Emissions and Climate Change. Air emissions from our operations are subject to the Federal Clean Air Act (“CAA”) and comparable state and local requirements. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources.

Moreover, the U.S. Congress and the EPA in addition to some state and regional efforts have in recent years considered legislation or regulations to reduce emissions of greenhouse gases. These efforts have included consideration of cap-and-trade programs, carbon taxes, and greenhouse gas monitoring and reporting programs. In the absence of federal greenhouse gas limitations, the EPA has determined that greenhouse gas emissions present a danger to public health and the environment, and it has adopted regulations that, among other things, restrict emissions of greenhouse gases under existing provisions of the CAA and may require the installation of control technologies to limit emissions of greenhouse gases. These regulations would apply to any new or significantly modified facilities that we construct in the future that would otherwise emit large volumes of greenhouse gases together with other criteria pollutants. Also, certain of our operations are subject to EPA rules requiring the monitoring and annual reporting of greenhouse gas emissions from specified offshore production sources.

Oil Pollution Act. The Oil Pollution Act of 1990 (“OPA”) and regulations thereunder impose a variety of requirements on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A “responsible party” includes the owner or operator of an onshore facility, pipeline or vessel, or the lessee or permittee of the area in which an offshore facility is located. OPA assigns liability to each responsible party for oil cleanup costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by OPA. OPA imposes ongoing requirements on a responsible party, including the preparation of oil spill response plans and proof of financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill.

National Environmental Policy Act. Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (“NEPA”). NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions having the potential to significantly impact the environment. The process involves the preparation of either an environmental assessment or environmental impact statement depending on whether the specific circumstances surrounding the proposed federal action will have a significant impact on the human environment. The NEPA process involves public input through comments, which can alter the nature of a proposed project either by limiting the scope of the project or requiring resource-specific mitigation. NEPA decisions can be appealed through the court system, by process participants. This process may result in delaying the permitting and development of projects, increase the costs of permitting and developing some facilities and could result in certain instances in the cancellation of existing leases.

Worker Safety. The Occupational Safety and Health Act (“OSH Act”) and comparable state statutes regulate the protection of the health and safety of workers. The OSH Act’s hazard communication standard requires maintenance of information about hazardous materials used or produced in operations and provision of such information to employees. Other OSH Act standards regulate specific worker safety aspects of our operations. Failure to comply with OSH Act requirements can lead to the imposition of penalties.

Safe Drinking Water Act. The Safe Drinking Water Act and comparable state statutes may restrict the disposal, treatment or release of water produced or used during oil and gas development. Subsurface emplacement of fluids (including disposal wells or enhanced oil recovery) is governed by federal or state regulatory authorities that in some cases, includes the state oil and gas regulatory authority or the state’s environmental authority. These regulations may increase the costs of compliance.

Offshore Drilling. In 2011, the U.S. Department of Interior issued new rules designed to improve drilling and workplace safety in the U.S. Gulf of Mexico, and various congressional committees began pursuing legislation to regulate drilling activities and increase liability. The BOEM, BSEE and Office of National Resources Revenue are expected to continue to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and other regulatory agencies could potentially issue new safety and environmental guidelines or regulations in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. We are monitoring legislation and regulatory developments; however, it is difficult to predict the ultimate impact of any new guidelines, regulations or legislation. A prolonged suspension of drilling activity or permitting delays in the U.S. Gulf of Mexico and new regulations and increased liability for companies operating in this sector, whether or not caused by a new incident in the region, could adversely affect the business and planned operations of oil and gas companies.

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Hazardous Substances and Wastes. CERCLA, also known as the “Superfund law,” imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that transported or disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file corresponding common law claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Protected and Endangered Species. Executive Order 13158, issued in May 2000, directs federal agencies to safeguard existing Marine Protected Areas (“MPAs”) in the United States and establish new MPAs. The order requires federal agencies to avoid harm to MPAs to the extent permitted by law and to the maximum extent practicable. It also directs the EPA to propose new regulations under the Clean Water Act to ensure appropriate levels of protection for the marine environment. This order has the potential to adversely affect our operations by restricting areas in which we may carry out future development and exploration projects and/or causing us to incur increased operating expenses.

Competition

We operate in a highly competitive environment for generating, evaluating and drilling prospects and for acquiring properties. Many of our competitors are major or large independent oil and natural gas companies that possess and employ financial resources well in excess of the Company’s resources. We believe that we may have to compete with other companies when acquiring leases or oil and gas properties. These additional resources can be particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for prospects than we are able or willing to pay. Further, our competitors may be able to expend greater resources on the existing and changing technologies that we believe will impact attaining success in the industry. If we are unable to compete successfully in these areas in the future, our future growth may be diminished or restricted. Furthermore, these companies may also be better able to withstand the financial pressures of unsuccessful drill attempts, delays, sustained periods of volatility in financial or commodity markets and generally adverse global and industry-wide economic conditions, and may be better able to absorb the burdens resulting from changes in relevant laws and regulations, which would adversely affect our operations.

Employees

We currently have six employees. We utilize consultants, as needed, to perform strategic, technical, operational and administrative functions, and as advisors.

Legal Proceedings

There are currently no material pending legal proceedings to which the Company is a party or of which any of its property is the subject, in which any of the above referenced directors or officers is a party adverse to the Company or has a material interest adverse to the Company. Furthermore, during the past ten years, none of the Company’s officers or directors described above were involved in any legal proceedings that are material to an evaluation of the ability or integrity of such directors and officers.

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Property

We lease office space at our corporate headquarters at 1331 Lamar St., Suite 1665, Houston, Texas 77010 on market terms through September 2021. We own office equipment, office furniture, and computer equipment.

We are currently leasing seven prospective oil and gas blocks from the Bureau of Ocean Energy Management (“BOEM”) located in Federal Waters offshore Louisiana. Our leases have a five-year primary term, expiring in 2020, 2022 and 2023. BOEM’s regulatory framework provides multiple options for leaseholders to apply to receive extensions of lease terms under specified conditions and we are exploring all options contained in BOEM’s regulatory framework. As of the date of this prospectus, we have drilled oil and gas wells on two of our lease blocks.

Historical Background

The Company was incorporated under the laws of the State of Utah on December 12, 2003, as “Lostwood Professional Services, Inc.” On July 21, 2004, the Company changed its name to “Plan A Promotions, Inc.” The Company became an SEC reporting company in 2006, when a registration statement for its common stock was declared effective under the Exchange Act. At that time, the Company was engaged in the business of selling promotional and marketing merchandise and apparel. Those operations were discontinued later that year, and the Company was not engaged in any active business in the following years. In June 2011, the Company and certain of its shareholders sold an aggregate of 9,700,000 shares of the Company’s common stock at a price of $0.01 per share to certain accredited investors, which resulted in a change of control and management. Following the change of control, in April 2012 the Company changed its state of incorporation from the State of Utah to the State of Delaware, and changed its name to GulfSlope Energy, Inc. Prior to March 2013, the Company had not been engaged in any substantive business activity since 2006.

General

Our address is 1331 Lamar St., Suite 1665, Houston, Texas 77010, and our telephone number is (281) 918-4100. Our web site is www.gulfslope.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. You may access and read our SEC filings through the SEC’s web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” above for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The following discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared on the accrual basis of accounting, whereby revenues are recognized when earned, and expenses are recognized when incurred. You should read this management’s discussion and analysis of our financial condition and results of operations in conjunction with our historical financial statements included elsewhere in this prospectus. In addition to the impact of the matters discussed in “Risk Factors,” our future results could differ materially from our historical results due to a variety of factors, many of which are out of our control.

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Overview

GulfSlope Energy, Inc. is an independent oil and natural gas exploration and production company whose interests are concentrated in the United States, Gulf of Mexico federal waters offshore Louisiana in 450 feet or less of water depth. The Company has under lease seven federal Outer Continental Shelf blocks (referred to as “leases” in this report) and licensed 2.2 million acres of three-dimensional (3-D) seismic data in its area of concentration. Approximately half this data has been reprocessed utilizing Reverse Time Migration (RTM) to more accurately define the imaging below salt. Since March 2013, we have been singularly focused on identifying high-potential oil and natural gas prospects located on the shelf in the U.S. GOM. We have licensed 3-D seismic data covering approximately 2.2 million acres and have evaluated this data using advanced interpretation technologies. As a result of these analyses, we have identified and acquired leases on multiple prospects that we believe may contain economically recoverable hydrocarbon deposits, and we plan to continue to conduct more refined analyses of our prospects as well as target additional lease and property acquisitions. We have given preference to areas with water depths of 450 feet or less where production infrastructure already exists, which will allow for any discoveries to be developed rapidly and cost effectively with the goal to reduce economic risk while increasing returns. Recent actions of the Bureau of Ocean Energy Management (“BOEM”) have reduced the royalty rate for leases acquired in future lease sales in water depths of less than 200 meters (approximately 656 feet) from 18.75% to 12.5%, which further enhances the economics for the drilling of any leases acquired after August 2017 in these water depths. This reduced royalty applies to three of the Company’s leases.

The Company has invested significant technical person hours in the reprocessing and interpretation of seismic data. We believe the proprietary reprocessing and interpretation and the contiguous nature of our licensed 3-D seismic data gives us an advantage over other exploration and production (“E&P”) companies operating in our core area.

We have historically operated our business with working capital deficits and these deficits have been funded by equity investments and loans from management. As of June 30, 2019, we had $2.3 million of cash on hand, $2.0 million of this amount is for the payment of joint payables from drilling operations. The Company estimates that it will need to raise a minimum of $10.0 million to meet its obligations and planned expenditures through September 2020. The Company plans to finance its operations through the issuance of equity and/or debt financings. There are no assurances that financing will be available with acceptable terms, if at all.

Current Operations

The Company is currently conducting pre-drill operations on two prospects and we anticipate spudding one well in late 2019. The Company continues to be active in the evaluation of potential mergers and acquisitions that it deems to be attractive opportunities. Any such merger or acquisition is likely to be financed through a combination of debt and equity.

On January 8, 2018, the Company signed comprehensive documents related to partnering with Delek and Texas South to participate in the drilling of nine currently leased prospects. The initial phase (Phase I) consists of a commitment to drill the Canoe Prospect (VR378) and the Tau Prospect (SS336 and SS351). The Company commenced drilling operations at the Canoe prospect in August 2018. The well completed drilling in August 2018 and based on Logging-While-Drilling (LWD) and Isotube analysis of hydrocarbon samples, oil sands were encountered in the northwest center of the block. The well was drilled to a total of 5,765 feet measured depth (5,700 feet true vertical depth) and encountered no problems while drilling. A full integration of the well information and seismic data is being performed for further evaluation of the shallow potential of the wellbore and the block, and to define commerciality of these oil pays. The well was temporarily abandoned, and multiple open hole plugs were set across several intervals. The well is equipped with a mud-line suspension system for possible future re-entry. A deeper subsalt prospect on the Canoe lease block, for which the block was originally leased, is drill-ready, due to further seismic enhancement.

The Tau Prospect is located approximately six miles northeast of the Mahogany Field, discovered in 1993. The Mahogany Field is recognized as the first commercial discovery below allocthonous salt in the Gulf of Mexico. The Tau Prospect is defined by mapping of 3D seismic reprocessed by RTM methods. Drilling operations on the Tau subsalt prospect commenced in September 2018. The wellbore is designed to test multiple Miocene horizons trapped against a well-defined salt flank, including equivalent reservoir sands discovered and developed at the nearby Mahogany Field. The surface location for Tau is located in 305 feet of water. Drilling was completed in May 2019. In January 2019, the Tau well experienced an underground control of well event and as a result, we filed an insurance claim with its insurance underwriters for a net amount of approximately $10.8 million for 100% working interest. The insurance claim was subsequently approved. On May 13, 2019, GulfSlope announced the Tau well was drilled to a measured depth of 15,254 feet, as compared to the originally permitted 29,857 foot measured depth. Producible hydrocarbon zones were not established to the current depth, but hydrocarbon shows were encountered. Complex geomechanical conditions required two by-pass wellbores, one sidetrack wellbore, and eight casing strings to reach the current depth. Equipment limitations prevent further drilling at this time. In addition, the drilling rig has contractual obligations related to another operator. Due to these factors, the Company has elected to temporarily abandon this well in a manner that would allow for re-entry at a later time. The Company is currently evaluating various options related to future operations in this wellbore and testing of the deeper Tau prospect.

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The Company has completed the shallow hazard seismic survey for a third planned well and the detailed engineering and permitting process for the drilling of that well. The exploration plan for this well was approved by BOEM in July 2019.

The Company has incurred accumulated losses for the period from inception to June 30, 2019, of approximately $54.6 million, and has a net capital deficiency. Further losses are anticipated in developing its business. As a result, there exists substantial doubt about the Company’s ability to continue as a going concern. As of June 30, 2019, the Company had approximately $2.3 million of unrestricted cash on hand, $2.0 million of this amount is for the payment of joint payables from drilling operations. Our current capital on hand is insufficient to enable us to execute our business strategy beyond December 2019. Though, our inability to complete the agreement to extend the maturity date of the $1.0 million remaining balance of the Delek term loan due October 19, 2019 could further effect our liquidity and business plan. The Company estimates that it will need to raise a minimum of $10.0 million to meet its obligations and planned expenditures through September 2020. These expenditures include the Company’s drilling costs, lease rentals to the BOEM, general and administrative expenses, and costs associated with seismic acquisition and processing. The Company plans to finance the Company through best-efforts equity and/or debt financings and farm-out agreements. The Company also plans to extend the agreements associated with loans from related parties, the accrued interest payable on these loans, as well as the Company’s accrued liabilities. However there can be no assurance that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may be required to curtail or cease operations or the Company would need to sell assets or consider alternative plans up to and including restructuring.

Significant Accounting Policies

The Company uses the full cost method of accounting for its oil and natural gas exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under the full cost method of accounting, all costs associated with successful and unsuccessful exploration and development activities are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include property acquisition costs, geological and geophysical (“G&G”) costs, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities. Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Proved properties are amortized on a country-by-country basis using the units of production method (“UOP”), whereby capitalized costs are amortized over total proved reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the amortization calculation until such time as they are either developed or abandoned. Unproved properties and properties under development are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions. In countries where proved reserves exist, exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. In countries where a reserve base has not yet been established, impairments are charged to earnings.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve-month period.

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The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

As of June 30, 2019, the Company’s oil and gas properties consisted of wells in process, capitalized exploration and acquisition costs for unproved properties and no proved reserves. The Company incurred approximately $4.3 million of impairment of oil and natural gas properties for the nine months ended June 30, 2019 resulting from the expiration of oil and natural gas leases.

Property and equipment are carried at cost. We assess the carrying value of our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

A more complete discussion of our critical accounting policies is included in our annual report on Form 10-K as of September 30, 2018, which was filed with the Securities and Exchange Commission on December 31, 2018.

Factors Affecting Comparability of Future Results

Success in Acquiring Oil and Gas Leases or Prospects. As a result of our 3-D seismic imaging and reprocessing, we currently hold seven lease blocks in the U.S. Gulf of Mexico, which we believe may potentially contain economically recoverable reserves.

We have No Proved Reserves. We have identified prospects based on available seismic and geological information that indicate the potential presence of oil or gas, and we own the drilling and production rights for these prospects. Some of our current prospects may require additional seismic data reprocessing and interpretation. Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying structures and hydrocarbon indicators and do not enable the interpreter to have certainty as to whether hydrocarbons are, in fact, present in those structures. We do not know if any prospect will contain oil or gas in sufficient quantities or quality to recover drilling and completion costs or to be economically viable.

Success in the Discovery and Development of Reserves. Because we have no operating history in the production of oil and gas, our future results of operations and financial condition will be directly affected by our ability to discover and develop reserves through our drilling activities.

Oil and Gas Revenue. We have not yet commenced oil and gas production. If and when we do commence production, we expect to generate revenue from such production. No oil and gas revenue is reflected in our historical financial statements.

General and Administrative Expenses . We expect that our general and administrative expenses will increase in future periods when we commence drilling operations.

Demand and Price. The demand for oil and gas is susceptible to volatility related to, among other factors, the level of global economic activity and may also fluctuate depending on the performance of specific industries. We expect that a decrease in economic activity, in the United States and elsewhere, would adversely affect demand for any oil and gas we may produce. Since we have not generated revenues, these key factors will only affect us if and when we produce and sell hydrocarbons.

For a more complete discussion of the factors affecting comparability of our future results, see the “Risk Factors” above.

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Three Months Ended June 30, 2019 Compared to Three Months Ended June 30, 2018

There was no revenue during the three months ended June 30, 2019 and June 30, 2018. We incurred approximately $4.3 million of impairment of oil and natural gas properties for the three months ended June 30, 2019 and zero for the three months ended June 30, 2018. This is due to the expiration of oil and gas leases for the three months ended June 30, 2019. General and administrative expenses were $0.4 million for the three months ended June 30, 2019, compared to approximately $0.8 million for the three months ended June 30, 2018. This decrease in expense is primarily due to a decrease in stock compensation expense. Interest expense was $2.1 million for the three months ended June 30, 2019 compared to $0.2 million for the three months ended June 30, 2018, primarily due to the day one charge of approximately $1.7 million of interest as the derivative fair value relating to the convertible notes exceeded the proceeds for the three months ended June 30, 2019. For the three months ended June 30, 2019 there was a loss of $0.1 million for a derivative financial instrument, compared to zero for the three months ended June 30, 2018.

Nine Months Ended June 30, 2019 Compared to Nine Months Ended June 30, 2018

There was no revenue during the nine months ended June 30, 2019 and June 30, 2018. We incurred approximately $4.3 million of impairment of oil and natural gas properties for the nine months ended June 30, 2019 and zero for the nine months ended June 30, 2018, resulting from the expiration of oil and gas leases during the period ended June 30, 2019. General and administrative expenses were approximately $1.0 million for the nine months ended June 30, 2018, compared to approximately $1.2 million for the nine months ended June 30, 2018. This decrease was primarily due to a decrease in stock compensation expense of approximately $0.3 million. Interest expense was $2.3 million for the nine months ended June 30, 2019 compared to $0.7 million for the nine months ended June 30, 2018. This increase was primarily due to interest resulting from the day one charge of approximately $1.7 million of interest as the derivative fair value relating to the convertible notes exceeded the proceeds for the nine months ended June 30, 2019 compared to June 30, 2018. Loss on debt extinguishment was approximately $5.1 million for the nine months ended June 30, 2019 and approximately $0.2 million for the nine months ended June 30, 2018. This increase was primarily due to a loan and subsequent warrant exercise resulting in loan extinguishment and the loss on debt extinguishment. Loss on derivative financial instrument was $0.01 million and zero for the nine months ended June 30, 2019.

Liquidity and Capital Resources

The Company has incurred accumulated losses for the period from inception to June 30, 2019, of approximately $54.6 million, and has a negative working capital of $20.6 million. For the nine months ended June 30, 2019, the Company has generated losses of $12.7 million and negative cash flows from operations of $7 million. As of June 30, 2019, we had $2.3 million of cash on hand, $2.0 million of this amount is for joint payables from drilling operations. The Company estimates that it will need to raise a minimum of $10 million to meet its obligations and planned expenditures through September 2020. The $10 million is comprised primarily of capital project expenditures as well as general and administrative expenses. It does not include any amounts due under outstanding debt obligations, which amounted to $11.6 million of current principal and interest as of June 30, 2019. The Company plans to finance its operations through the issuance of equity and debt financings. Our policy has been to periodically raise funds through the sale of equity on a limited basis, to avoid undue dilution while at the early stages of execution of our business plan. Short term needs have been historically funded through loans from executive management. There are no assurances that financing will be available with acceptable terms, if at all. If the Company is not successful in obtaining financing, operations would need to be curtailed or ceased. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the nine months ended June 30, 2019, the Company used approximately $7.0 million of net cash in operating activities, compared with approximately $2.7 million of net cash received in operating activities for the nine months ended June 30, 2018, due to approximately $4.1 million decrease in deposits and an $11.5 million increase in receivables and a $8.8 million increase in accounts payable and accrued liabilities. For the nine months ended June 30, 2019 we used approximately $9.1 million of cash in investing activities compared with approximately $2.1 million of cash received in investing activities for the nine months ended June 30, 2018, primarily due to a $9.8 million investment in oil and gas properties for the nine months ended June 30, 2019 and approximately $2.9 million received for sale of working interest and offset by approximately $0.8 million investment in oil and gas properties for the nine months ended June 30, 2018. For the nine months ended June 30, 2019 we received approximately $12.8 million of net cash from financing activities, compared with approximately $0.1 million received in financing activities for the nine months ended June 30, 2018. This increase is due to loan proceeds received during the nine months ended June 30, 2019.

We will need to raise additional funds to cover expenditures planned after December 2019, as well as any additional, unexpected expenditures that we may encounter. Though, our inability to complete the agreement to extend the maturity date of the $1.0 million remaining balance of the Delek term loan due October 19, 2019 could further effect our liquidity and business plan. Future equity financings may be dilutive to our stockholders. Alternative forms of future financings may include preferences or rights superior to our common stock. Debt financings may involve a pledge of assets and will rank senior to our common stock. We have historically financed our operations through private equity and debt financings. We do not have any credit or equity facilities available with financial institutions, stockholders or third-party investors, and will continue to rely on best efforts financings. The failure to raise sufficient capital could cause us to cease operations, or the Company would need to sell assets or consider alternative plans up to and including restructuring.

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Off-Balance Sheet Arrangements

None.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is quoted on the OTCBB and the OTCQB under the symbol “GSPE.” Shares of our common stock have historically been thinly traded, and currently there is no active trading market for our common stock. As a result, our stock price as quoted by the OTCBB or OTCQB may not reflect an actual or perceived value. The following table sets forth the approximate high and low bid prices for our common stock for the last two fiscal years and interim periods. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

		High	Low
YEAR 2019
	Quarter ended June 30, 2019	$0.069	$0.028
	Quarter ended March 31, 2019	$0.080	$0.043
	Quarter ended December 31, 2018	$0.071	$0.030

YEAR 2018
	Quarter ended September 30, 2018	$0.072	$0.057
	Quarter ended June 30, 2018	$0.120	$0.100
	Quarter ended March 31, 2018	$0.078	$0.060
	Quarter ended December 31, 2017	$0.045	$0.039

YEAR 2017
	Quarter ended September 30, 2017	$0.039	$0.030
	Quarter ended June 30, 2017	$0.018	$0.018
	Quarter ended March 31, 2017	$0.030	$0.027
	Quarter ended December 31, 2016	$0.065	$0.058

As of October 14, 2019, the closing price of our Common Stock was $0.044 per share.

Holders

The number of record holders of the Company’s common stock, as of October 14, 2019, is approximately 190.

Dividends

The Company has not declared any dividends with respect to its common stock and does not intend to declare any dividends in the foreseeable future. The future dividend policy of the Company cannot be ascertained with any certainty. There are no material restrictions limiting the Company’s ability to pay cash dividends on its common stock.

35

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at June 30, 2019.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (2)
Equity compensation plans approved by security holders	104,500,000	$0.0605	42,500,000
Equity compensation plans not approved by security holders	—	—	—

Total	104,500,000		42,500,000

(1)	This column reflects the maximum number of shares of our common stock subject to stock option awards granted under the 2014 and 2018 Omnibus Incentive Plans outstanding and unvested.
(2)	This column reflects the total number of shares of our common stock remaining available for issuance under the 2018 Omnibus Incentive Plan.

MANAGEMENT, DIRECTORS AND SIGNIFICANT EMPLOYEES

Directors of the corporation are elected by the stockholders and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board also appointed our officers in accordance with our bylaws and employment agreements negotiated between the Board and the respective officer. Currently, there are no such employment agreements. Officers listed herein are employed at the discretion of the Board and state employment law, where applicable.

Our executive officers and directors and their respective ages, positions and biographical information are set forth below.

Name	Position	Age
John N. Seitz	Chairman, Chief Executive Officer	67
John H. Malanga	Chief Financial Officer	52
Charles G. Hughes	Vice President, Land	62
Richard S. Langdon	Director	69
Paul L. Morris	Director	77

John N. Seitz. Mr. Seitz has served as the Company’s chief executive officer and chairman of the board and director since May 31, 2013, and served as a consultant to the Company from March 2013 through May 2013. Prior to joining the Company, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Corporation (NYSE: APC), serving most recently as a director and as president and chief executive officer until 2003. Mr. Seitz also serves on the board of directors of ION Geophysical Corporation (NYSE: IO), a leading technology focused seismic solutions company. Mr. Seitz is a Certified Professional Geological Scientist from the American Institute of Professional Geologists and a licensed professional geoscientist with the State of Texas. Mr. Seitz also serves as a trustee for the American Geological Institute Foundation. In 2000, the Houston Geological Society honored Mr. Seitz as a “Legend in Wildcatting,” and he is a member of the All American Wildcatters. Mr. Seitz holds a Bachelor of Science degree in Geology from the University of Pittsburgh, a Master of Science degree in Geology from Rensselaer Polytechnic Institute, and has completed the Advanced Management Program at the Wharton School.

John H. Malanga. Mr. Malanga has served as chief financial officer since July 2014 and is responsible for leading the financial function of the organization, overseeing strategic planning and analysis, accounting and reporting, treasury, tax, audit and risk management. From 2005 to 2014, Mr. Malanga worked as a senior investment banker with the energy firms of Weisser, Johnson & Co. and Sanders Morris Harris Inc. Mr. Malanga began his investment banking career with Jefferies & Co. Over his career, he has participated in capital markets, mergers and acquisitions, and financial advisory transactions with particular emphasis on providing strategic and financial advice to emerging growth companies. Mr. Malanga holds a Bachelor of Science in Economics from Texas A&M University and a Master in Business Administration with a concentration in finance from Rice University.

36

Charles G. Hughes. Mr. Hughes has served as vice president land since April 2014. Mr. Hughes’ executive responsibilities include all land and industry partner related matters. He formerly served as general manager – land and business development for Marubeni Oil & Gas (USA), Inc. from 2007 to 2014. From 1980 to 2007, Mr. Hughes served in roles of increasing responsibility both onshore and offshore in the Gulf of Mexico at Anadarko Petroleum Corporation. Mr. Hughes is a member and former Chairman of the OCS Advisory Board, a member of the Association of Professional Landmen, the Houston Association of Professional Landmen and the Professional Landmen’s Association of New Orleans. Mr. Hughes received his Bachelor of Business Administration in Petroleum Land Management from the University of Texas.

Richard S. Langdon. Richard S. Langdon has served as a director of the Company since March 2014. Mr. Langdon is currently the executive vice president and chief financial officer of Altamont Energy, Inc., a newly formed privately held exploration and production company. Mr. Langdon served as the president, chief executive officer and outside director of Badlands Energy, Inc. and its predecessor entity, Gasco Energy, Inc. since May 2013 and Debtor-in Possession since August 2017. Prior to assuming the President and CEO role, Mr. Langdon had served as a Gasco Energy Inc. outside board member since 2003. Mr. Langdon serves as a member of the board of managers of Sanchez Midstream Partners, LP, and is a member of its Audit, Nominating and Corporate Governance and Conflicts Committees. Mr. Langdon was the president and chief executive officer of KMD Operating Company, LLC (“KMD Operating”), and its predecessor entity, Matris Exploration Company LP (“Matris Exploration”), both privately held exploration and production companies, from July 2004 through December 2015. Mr. Langdon was executive vice president and chief operating officer of KMD Operating, from August 2009, until the merger of Matris Exploration into KMD Operating in November 2011. From 1997 until 2002, Mr. Langdon served as executive vice president and chief financial officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including executive vice president - International Marketing - Pennzoil Products Company; senior vice president - Business Development - Pennzoil Company and senior vice president - Commercial & Control - Pennzoil Exploration & Production Company. Mr. Langdon graduated from the University of Texas at Austin with a Bachelor of Science degree in Mechanical Engineering in 1972 and a Masters of Business Administration in 1974.

Paul L. Morris. Mr. Morris has served as a director of the Company since March 2014. Mr. Morris founded Elk River Resources, LLC in August 2013 to explore and develop oil and gas potential in the oil-producing regions of the southwest United States. Mr. Morris has served as chairman and chief executive officer of Elk River Resources since inception. Prior to Elk River Resources, Mr. Morris served as president and chief executive officer from 1988 to September 2013 of Wagner & Brown, Ltd., an independent oil and gas company headquartered in Midland, Texas. With Wagner & Brown, Mr. Morris oversaw all company operations, including exploration and production activities, in eight states as well as in France, England and Australia. Mr. Morris also oversaw affiliates involved in natural gas gathering and marketing, crude oil purchasing and reselling, pipeline development, construction and operation, and compressed natural gas (CNG) design, fabrication and operations. Mr. Morris served as president of Banner Energy from 1981 until 1988. Mr. Morris graduated from the University of Cincinnati with a Bachelor of Science degree in Mechanical Engineering in 1964. Mr. Morris has also completed the Executive Management Program in the College of Business Administration of Penn State University.

37

Board Committees and Meetings

The Board currently consists of three directors. Vacancies on the Board may be filled by a vote of a majority of the remaining directors, although less than a quorum is present. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of that director until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors. The Board has three standing committees: the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

The Company has no formal policy with regard to Board members’ attendance at annual meetings of security holders. The Company held an annual shareholder meeting in May of 2018. During the fiscal year ended September 30, 2018, the Board held four meetings.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of the reports furnished to us, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended September 30, 2018.

Code of Ethics

We have adopted a written code of ethics and whistleblower policy (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We believe that the Code of Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of our Code of Ethics was previously filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended 2012, and can be found at www.sec.gov. Our Code of Ethics can also be found on our website at www.gulfslope.com. A copy of the Code of Ethics will be provided to any person, without charge, upon request to the Secretary at 1331 Lamar St., Suite 1665, Houston, Texas 77010.

Involvement in Certain Legal Proceedings

There are currently no material pending legal proceedings to which the Company is a party or of which any of its property is the subject, in which any of the above referenced directors or officers is a party adverse to the Company or has a material interest adverse to the Company. Furthermore, during the past ten years, none of the Company’s officers or directors described above were involved in any legal proceedings that are material to an evaluation of the ability or integrity of such directors and officers.

38

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables contain compensation data for our named executive officers for the fiscal years ended September 30, 2018 and 2017:

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Stock Option Awards	All Other Compensation	Total
John N. Seitz	2018	—	—	—	—	—	—
CEO	2017	—	—	—	—	—	—
John H. Malanga	2018	36,000	—	—	560,250	—	596,250
CFO	2017	24,000	—	—	167,250	—	191,250

(1)	Mr. Seitz is not currently receiving or accruing any compensation as of the date of this prospectus.

Employment and Consulting Arrangements

Mr. Seitz is not currently receiving or accruing any compensation as of the date of this prospectus.

On January 1, 2016 all officers and all employees’ salaries were reduced due to budgetary constraints. A reduced annual salary of approximately $24,000 plus benefits has been paid through May 2018. Beginning in May 2018 a monthly salary of approximately $5,000 plus benefits was paid to all employees and officers. In January 2017, Mr. Malanga was awarded fifteen million stock options, 50% vested immediately the remainder vested in January of 2018. In June of 2018 Mr. Malanga was awarded eighteen million stock options, 6 million vested immediately, 6 million will vest in June of 2019 and 6 million in June of 2020. The Company has seven current employees and officers.

In January 2017, 33,500,000 stock options were issued to employees, officers and board members. The options have an exercise price of $0.0278 and 50% vested upon grant and 50% vested in January 2018, The options will expire in January 2024.

In May 2018, 500,000 stock options with an exercise price of $0.065 were issued and in June 2018, 67,500,000 stock options with an exercise price of $0.075 were issued to employees, officers and board members. 19 million stock options vested upon grant and 24 million will vest in June 2019, and 25 million will vest in June 2020. The options will expire on December 31, 2025.

Compensation Policies and Practices as they Relate to the Company’s Risk Management

We conducted a review of our compensation policies and procedures as they relate to an overall risk management policy. We do not believe that any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

During 2018, the directors of the Company were not compensated for their services as directors. In January of 2017 the Company’s nonemployee directors were each awarded 2,500,000 stock options for the Company’s stock at an exercise price of $0.0278 per share, 50% vested in January 2017 and 50% vested in January of 2018. The stock options will expire in January 2024. In June of 2018 the Company’s nonemployee directors were each awarded 4,500,000 stock options for the Company’s stock at an exercise price of $0.075 per share, 1.5 million vested in June 2018, and 1.5 million vested in June 2019 and June 2020, respectively. The stock options will expire in December 2025.

39

Grants of Plan-Based Awards

The Company’s shareholders approved the 2018 Omnibus Incentive Plan in May of 2018. Restricted stock and stock option awards made after this date, to executives, employees, and directors were made pursuant to the plan.

Outstanding Equity Awards at Fiscal Year End

In October 2013, two million stock options were awarded with an exercise price of $0.12 and an expiration of October 2023. Fifty percent vested upon grant and fifty percent vested one year later. In January 2017, 22 million stock options were awarded to GulfSlope Energy executives, 5 million to directors, and 28.5 million to employees. The exercise price of the stock options is $0.0278 and they expire in January 2024. Fifty percent of these options vested upon grant in January 2017 and fifty percent vested in January 2018. In May 2018, 0.5 million stock options were awarded and in June 2018, 67.5 million stock options were awarded to GulfSlope Energy executives, employees and directors. The exercise price of the stock options is $0.075 and they expire in December 2025. 19 million of these options vested upon grant in June 2018, 24 million vested in June 2019, and 25 million will vest in June 2020, provided the recipient remains employed at the Company.

Certain Relationships and Related Party Transactions

During April through September 2013, the Company entered into convertible promissory notes whereby it borrowed a total of $6,500,000 from John Seitz, its current chief executive officer. The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors). In May 2013, John Seitz converted $1.2 million of the aforementioned debt into 10,000,000 shares of common stock, which shares were issued in July 2013. Between June of 2014 and December 2015, the Company entered into promissory notes whereby it borrowed a total of $2,410,000 from Mr. Seitz. The notes are not convertible, due on demand and bear interest at a rate of 5% per annum. During January through September 2016, the Company entered into promissory notes whereby it borrowed a total of $363,000 from Mr. Seitz. The notes are due on demand, bear interest at the rate of 5% per annum, and the outstanding principal and interest is convertible at the option of the holder into securities issued by the Company in a future offering, at the same price and terms received by unaffiliated investors. Additionally, during the year ended September 30, 2017, the Company entered into promissory notes with John Seitz whereby it borrowed a total of $602,500. The notes are due on demand, bear interest at the rate of 5% per annum, and the outstanding principal and interest is convertible at the option of the holder into securities issued by the Company in a future offering, at the same price and terms received by unaffiliated investors. As of September 30, 2018 and September 30, 2017 the total amount owed to John Seitz, our CEO, is $8,675,500. There was a total of $1,641,086 and $1,201,286 of unpaid interest associated with these loans included in accrued interest within our balance sheet as of September 30, 2018 and 2017, respectively.

From August 2015 through February 2016 the Company entered into promissory notes whereby it borrowed a total of $267,000 from Dr. Ronald Bain, its former president and chief operating officer, and his affiliate ConRon Consulting, Inc. These notes are not convertible, due on demand and bear interest at the rate of 5% per annum. As of September 30, 2018, the total amount owed to Dr. Bain and his affiliate was $267,000. There was a total of $42,706 and $27,171 of accrued interest associated with these loans included within our balance sheet as of September 30, 2018 and 2017, respectively. In June of 2016, Dr. Ronald Bain also entered into a $92,000 convertible promissory note with associated warrants under the same terms received by other investors (see Note 7 to the financial statement as of and for the years ended September 30, 2018 and 2017).

On November 15, 2016, a family member of the CEO, a related party, entered into a $50,000 convertible promissory note with associated warrants under the same terms received by other investors (see Note 7 to the financial statement as of and for the years ended September 30, 2018 and 2017).

Domenica Seitz CPA, related to John Seitz, has provided accounting consulting services to the Company. During the years ended September 30, 2018 and 2017, the services provided were valued at $23,660 and $32,625, respectively. The Company has accrued these amounts within accrued expenses and other payables, and they have been reflected in the September 30, 2018 and 2017 financial statements.

Delek owns approximately 22% of our outstanding stock, is a joint venture partner and is owed $1 million under a term loan agreement.

40

John Seitz has not received a salary since May 31, 2013, the date he commenced serving as our CEO and accordingly, no amount has been accrued on our financial statements.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number and percentage of outstanding shares of common stock owned by: (a) each of our directors; (b) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (c) the named executive officers as defined in Item 402 of Regulation S-K; and (d) all current directors and executive officers, as a group. As of October 14, 2019, there were 1,092,266,844 shares of common stock deemed issued and outstanding.

Unless otherwise stated, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or group of persons, the number of shares beneficially owned by such person or group of persons is deemed to include the number of shares beneficially owned by such person or the members of such group by reason of such acquisition rights, and the total number of shares outstanding is also deemed to include such shares (but not shares subject to similar acquisition rights held by any other person or group) for purposes of that calculation. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address for each of the beneficial owners is the Company’s address.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned as of October 14, 2019	Percentage of Class Beneficially Owned
Named Executive Officers and Directors:

John N. Seitz (1)	254,668,176	23.3%
John H. Malanga (3)	35,666,667	3.3%
Richard S. Langdon (4)	7,916,667	0.7%
Paul L. Morris (2)	9,228,038	0.8%
All directors & executive officers as a group (4 persons)	307,479,548	28.2%

Shareholders of Greater Than 5%:
Delek GOM Investments, LLC	238,095,238	21.8%

(1)	Includes 44,166,667 shares of common stock underlying the convertible demand note in the principal amount of $5.3 million and 9,241,300 shares underlying the convertible accrued interest in the amount of $1,108,956.
(2)	Includes 4,167 shares of common stock held by the Morris Family Limited Partnership LP, a partnership of which an entity controlled by Mr. Morris is the general partner and 2,500,000 stock options awarded in January 2017, one-half vested in January of 2017 and one-half vested in January 2018. Includes 4,500,000 stock options awarded in June 2018, one-third vested in June of 2018, one-third vested in June 2019 and one-third will vest in June 2020.
(3)	Includes 15,000,000 stock options awarded in January 2017, one-half vested in January of 2017 and one-half vested in January 2018. Includes 18,000,000 stock options awarded in June 2018, one-third vested in June of 2018, one-third vested in June 2019 and one-third will vest in June 2020.

(4)	Includes 2,500,000 stock options awarded in January 2017, one-half vested in January of 2017 and one-half vested in January 2018. Includes 4,500,000 stock options awarded in June 2018, one-third vested in June of 2018, one-third vested in June 2019 and one-third will vest in June 2020.

41

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We have also purchased and maintain directors and officers insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements as of September 30, 2018 and 2017 and for the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock registered for resale hereby will be passed upon by Mayer Brown LLP, Houston, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act, a Registration Statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the Registration Statement, including the exhibits and schedules thereto. You may inspect a copy of the Registration Statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s internet address is http://www.sec.gov. We maintain a website at http://www.gulfslope.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. All documents subsequently filed by the us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

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ITEM 11(e). FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

F-1

GulfSlope Energy, Inc.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
GulfSlope Energy, Inc.
Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GulfSlope Energy, Inc. (the “Company”) as of September 30, 2018 and 2017, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended , in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has a net capital deficiency, and further losses are anticipated in developing the Company’s business, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.
Salt Lake City, Utah
December 31, 2018

F-2

GulfSlope Energy, Inc.

BALANCE SHEETS

	As of September 30,
	2018	2017
Assets
Current Assets
Cash	$5,621,814	$6,426
Accounts Receivable, Net	6,286,796	—
Prepaid Expenses and Other Current Assets	32,042	40,573
Total Current Assets	11,940,652	46,999
Property and Equipment, net of depreciation	14,786	3,484
Oil and Natural Gas Properties, Full Cost Method of Accounting, Unproved Properties	8,112,784	1,887,879
Other Non-Current Assets	24,785	—
Total Non-Current Assets	8,152,355	1,891,363
Total Assets	$20,093,007	$1,938,362

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$7,591,236	$476,244
Deposits from Joint Interest Owners	4,078,786	—
Related Party Payable	306,386	298,458
Accrued Interest Payable	1,732,239	1,318,188
Accrued Expenses and Other Payables	268,862	1,321,927
Loans from Related Parties	9,084,500	9,155,581
Notes Payable	—	3,690
Convertible Promissory Notes Payable	135,000	669,419
Derivative Financial Instrument	271,710	—
Funds Received from Capital Raise	965,800	—
Other	44,723	11,605
Total Current Liabilities	24,479,242	13,255,112
Total Liabilities	24,479,242	13,255,112
Commitments and Contingencies (Note 11)
Stockholders’ Deficit
Preferred Stock; par value ($0.001); Authorized 50,000,000 shares, none issued or outstanding	—	—
Common Stock; par value ($0.001); Authorized 1,500,000,000 as of September 30, 2018 and 975,000,000 as of September 30, 2017; issued and outstanding 832,013,272 and 692,196,625, as of September 30, 2018 and 2017, respectively	832,013	692,196
Additional Paid-in Capital	36,640,009	27,212,577
Accumulated Deficit	(41,858,257)	(39,221,523)
Total Stockholders’ Deficit	(4,386,235)	(11,316,750)
Total Liabilities and Stockholders’ Deficit	$20,093,007	$1,938,362

The accompanying notes are an integral part to these financial statements.

F-3

GulfSlope Energy, Inc.

STATEMENTS OF OPERATIONS

	For the years ended September 30,
	2018	2017
Revenues	$—	$—
Impairment of Oil and Natural Gas Properties	—	3,316,212
General & Administrative Expenses	1,220,247	964,309
Net Loss from Operations	(1,220,247)	(4,280,521)
Other Income/(Expenses):
Interest Expense	(780,513)	(1,324,127)
Interest Income	27,312	—
Loss on Derivative Financial Instrument	(136,827)	—
Loss on Debt Extinguishment	(526,459)	(89,701)
Net Loss Before Income Taxes	(2,636,734)	(5,694,349)
Provision for Income Taxes	—	—
Net Loss	$(2,636,734)	$(5,694,349)
Loss Per Share – Basic and Diluted	$(0.00)	$(0.01)
Weighted Average Shares Outstanding – Basic and Diluted	768,365,759	684,935,344

The accompanying notes are an integral part to these financial statements.

F-4

GulfSlope Energy, Inc.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common		Additional Paid-in	Accumulated	Net Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance September 30, 2016	682,402,225	$682,402	$26,151,376	$(33,527,174)	$(6,693,396)
Common stock issued for services	1,250,000	1,250	(1,250)	—	—
Common stock issued for cash received in prior period	—	—	653,670	—	653,670
Common stock issued resulting from anti-dilution provision	—	—	131,165	—	131,165
Restricted common stock issued to employees	—	—	81,861	—	81,861
Value of warrants in conjunction with convertible promissory notes	1,500,000	1,500	24,210	—	25,710
Value of beneficial conversion feature in conjunction with convertible promissory notes	7,044,400	7,044	120,844	—	127,888
Loss from extension of due date and issuance of Bridge Note extensions	—	—	50,701	—	50,701
Net loss	—	—	—	(5,694,349)	(5,694,349)
Balance at September 30, 2017	692,196,625	692,196	27,212,577	(39,221,523)	(11,316,750)
Common stock issued for services	84,348,985	84,349	5,122,404	—	5,206,753
Amortization of employee stock options	—	—	1,857,531	—	1,857,531
Value of beneficial conversion feature in conjunction with convertible promissory notes	—	—	103,519	—	103,519
Value of warrants in conjunction with convertible promissory notes	—	—	47,387	—	47,387
Common stock issued for convertible promissory notes	2,000,000	2,000	47,093	—	49,093
Common stock issued for conversion of convertible promissory notes plus accrued interest	41,850,996	41,851	924,474	—	966,325
Common stock issued for warrants exercised	416,666	417	12,083	—	12,500
Common stock issued to settle debt	11,200,000	11,200	1,095,800	—	1,107,000
Value of warrants issued in conjunction with Bridge Note extensions	—	—	217,141	—	217,141
Net loss	—	—	—	(2,636,734)	(2,636,734)
Balance at September 30, 2018	832,013,272	$832,013	$36,640,009	$(41,858,257)	$(4,386,235)

The accompanying notes are an integral part to these financial statements.

F-5

GulfSlope Energy, Inc.

STATEMENTS OF CASH FLOWS

	September 30,
	2018	2017
OPERATING ACTIVITIES
Net Loss	$(2,636,734)	$(5,694,349)
Adjustments to Reconcile Net Loss to Cash Provided by (Used in) Operating Activities:
Impairment of Oil and Natural Gas Properties	—	3,316,212
Change in Allowance For Doubtful Accounts Receivable	—	(128,024)
Depreciation	4,724	20,804
Debt Discount Amortization	254,501	810,540
Loss on Debt Extinguishment	526,459	89,701
Stock Based Compensation	1,036,654	458,543
Stock Issued for Services	503,076	—
Change in fair value of Derivatives	136,827	—
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(6,286,796)	191,171
(Increase) Decrease in Prepaid Expenses and Other Current Assets	146,488	156,927
Increase (Decrease) in Deposits from Joint Interest Owners	4,078,786	—
Increase (Decrease) in Accounts Payable	5,914,705	(30,205)
Increase (Decrease) in Related Party Payable	7,928	32,626
Increase (Decrease) in Accrued Interest Payable	520,375	509,139
Increase (Decrease) in Accrued Liabilities and Other Payables	633,865	—
Increase (Decrease) in Other	44,723	—
Net Cash Provided by (Used in) Operating Activities	4,885,581	(266,915)

INVESTING ACTIVITIES
Leases Purchased / Lease Rentals Paid	(280,268)	(284,089)
Proceeds From Sale of Working Interest	2,884,651	26,400
Capitalized Exploration and Wells In Process Costs	(1,904,618)	(175,931)
Deposits and Equipment Purchases	(22,050)	—
Net Cash Provided by (Used in) Investing Activities	677,715	(433,620)

FINANCING ACTIVITIES
Proceeds from Related Party Loans	—	652,500
Payments on Note Payable	(160,408)	(159,653)
Proceeds from Convertible Promissory Notes and Warrants	212,500	150,000
Net Cash Provided by (Used in) Financing Activities	52,092	642,847

Net Increase (Decrease) in Cash	5,615,388	(57,688)
Beginning Cash Balance	6,426	64,114

Ending Cash Balance	$5,621,814	$6,426

Supplemental Schedule of Cash Flow Activities
Cash Paid for Interest	$5,636	$4,448

Non-Cash Investing and Financing Activities
Prepaid Asset Financed Through Notes Payable	$156,718	$159,188
Accrued Liabilities, Convertible Notes and Accrued Interest Settled Through Issuance of Common Stock	1,896,999	—
Purchase of Capital Expenditures
Included in Accounts Payable	1,223,792	49,177
Through Stock Based Compensation to Employees	820,877	195,127
Through Issuance of Common Stock	4,880,000	—

F-6

GulfSlope Energy, Inc.

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Organization

GulfSlope Energy, Inc. (the “Company” or “GulfSlope”) is an independent oil and natural gas exploration company whose interests are concentrated in the United States Gulf of Mexico federal waters offshore Louisiana. The Company has leased 14 federal Outer Continental Shelf blocks (referred to as “prospect,” “portfolio” or “leases”) and licensed three-dimensional (3-D) seismic data in its area of concentration.

(b) Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the instructions to Form 10-K and Regulation S-X published by the US Securities and Exchange Commission (the “SEC”). The accompanying financial statements include the accounts of the Company.

(c) Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses through September 30, 2018 of $41.9 million, has a lack of cash on-hand not from joint interest owners, and a working capital deficit. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. Management intends to raise additional operating funds through equity and/or debt offerings. Management also plans to extend the agreements associated with loans from related parties, the accrued interest payable on these loans, as well as the Company’s accrued liabilities. However, there can be no assurance that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available, the Company may be required to curtail or cease operations or the Company would need to sell assets or consider alternative plans up to and including restructuring.

(d) Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2018 and 2017, respectively.

(e) Accounts Receivable

The Company records an accounts receivable for operations expense reimbursements due from joint interest partners. The Company estimates allowances for doubtful accounts based on the aged receivable balances and historical losses. If the Company determines any account to be uncollectible based on significant delinquency or other factors, it is immediately written off. As of September 30, 2018 and 2017, no allowance was recorded. Accounts receivable from joint operations are $6.7 million at September 30, 2018.

(f) Full Cost Method

The Company uses the full cost method of accounting for its oil and gas exploration and development activities. Under the full cost method of accounting, all costs associated with successful and unsuccessful exploration and development activities are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include property acquisition costs, geological and geophysical (“G&G”) costs, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities. Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

F-7

Proved properties are amortized on a country-by-country basis using the units of production method (“UOP”), whereby capitalized costs are amortized over total proved reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the amortization calculation until such time as they are either developed or abandoned. Unproved properties and properties under development are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions. In countries where proved reserves exist, exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. In countries where a reserve base has not yet been established, impairments are charged to earnings.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve month period. The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

As of September 30, 2018, the Company’s oil and gas properties consisted of unproved properties, wells in process and no proved reserves.

(g) Property and Equipment

Property and equipment are carried at cost and include expenditures for new equipment and those expenditures that substantially increase the productive lives of existing equipment and leasehold improvements. Maintenance and repair costs are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the assets’ estimated useful lives. Fully depreciated property and equipment still in use are not eliminated from the accounts.

The Company assesses the carrying value of its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing estimated undiscounted cash flows, expected to be generated from such assets, to their net book value. If net book value exceeds estimated cash flows, the asset is written down to its fair value, determined by the estimated discounted cash flows from such asset. When an asset is retired or sold, its cost and related accumulated depreciation and amortization are removed from the accounts. The difference between the net book value of the asset and proceeds on disposition is recorded as a gain or loss in our statements of operations in the period in which they occur.

(h) Income Taxes

Deferred tax assets and liabilities are recognized for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is provided if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense.

F-8

(i) Stock-Based Compensation

The Company records expenses associated with the fair value of stock-based compensation. For fully vested and restricted stock grants, the Company calculates the stock based compensation expense based upon estimated fair value on the date of grant. For stock warrants and options, the Company uses the Black-Scholes option valuation model to calculate stock based compensation at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

(j) Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable.

(k) Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options, warrants, convertible notes and restricted stock. The number of potential common shares outstanding relating to stock options, warrants, and restricted stock is computed using the treasury stock or if-converted method. As the Company has incurred losses for the years ended September 30, 2018 and 2017, the potentially dilutive shares are anti-dilutive and thus not added into the EPS calculations. As of September 30, 2018 and 2017, there were 213,089,281 and 164,345,443 potentially dilutive shares, respectively.

(l) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m) Impact of New Accounting Standards

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (“ASU No. 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance. ASU 2014-09 will be effective for us October 1, 2018. Once implemented, the Company can use one of two retrospective application methods for prior periods. The Company has completed its evaluation of the provisions of this standard and concluded that the adoption will not result in any adjustment to beginning accumulated deficit as the Company does not have any revenues. The Company will adopt this new standard effective October 1, 2018 using the modified retrospective method of adoption as permitted by the standard. The adoption of Topic 606 will have no material impact on our financial position, results of operations, stockholders’ equity, or cash flows, but will impact disclosures when the Company has revenue.

On February 25, 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) . The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. The new guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early application is permitted for all organizations. The Company has not yet selected the period during which it will implement this pronouncement, and it is currently evaluating the impact the adoption of ASU 2016-02 will have on its financial statements.

F-9

The Jumpstart Our Business Startups Act, or JOBS Act, provides that an emerging growth company can take advantage of the extended transition period for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has elected not to take advantage of such extended transition period, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

The Company has evaluated all other recent accounting pronouncements and believes that none of them will have a significant effect on the Company’s financial statements.

NOTE 2 – LIQUIDITY/GOING CONCERN

The Company has incurred accumulated losses as of September 30, 2018 of $41.9 million, and has a net capital deficiency. Further losses are anticipated in developing our business, and there exists substantial doubt about the Company’s ability to continue as a going concern. As of September 30, 2018, the Company had $5.6 million of unrestricted cash on hand, $4.5 million of this amount is for the payment of joint payables from drilling operations. The Company estimates that it will need to raise a minimum of $8 million to meet its obligations and planned expenditures through December 2019. The Company plans to finance operations and planned expenditures through equity and/or debt financings and/or farm-out agreements. The Company also plans to extend the agreements associated with all loans, the accrued interest payable on these loans, as well as the Company’s accrued liabilities. There are no assurances that financing will be available with acceptable terms, if at all. If the Company is not successful in obtaining financing, operations would need to be curtailed or ceased or the Company would need to sell assets or consider alternative plans up to and including restructuring. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – OIL AND NATURAL GAS PROPERTIES

In January 2018, the Company entered into a strategic partnership with Delek Group Ltd. (“Delek”), and Texas South Energy, Inc. (“Texas South”) (collectively, the “Parties”) and executed a participation agreement for a multi-phase exploration program. Under the terms of the Agreement, the Parties have committed to drill the Company’s “Canoe” and “Tau” prospects (the “Initial Phase”) with Delek having the option to participate in two additional two-well drilling phases and a final, three-well drilling phase (collectively, the “Phases”). In each Phase, Delek will earn a 75% working interest upon paying 90% of the exploratory costs associated with drilling each exploratory well. The Company will retain a 20% working interest while paying 8% of the exploratory costs associated with drilling each well. The Company will be required to fund 20% of any well costs in excess of 115% of budget. In addition, Delek will pay the Company approximately $1.1 million in cash for each Prospect when the respective exploration plan is filed with BOEM. Also, each Party will be responsible for their pro rata share (based on working interest) of delay rentals associated with the Prospects. The Company will be the Operator during exploratory drilling of the Prospect, however, subsequent to a commercial discovery, Delek will have the right to become the Operator. Delek will have the right to terminate this Agreement at the conclusion of any drilling Phase. Delek will also have the option to purchase up to 5% of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon fulfilling its obligation for each Phase (maximum of 20% in the aggregate) at a price per share equal to a 10% discount to the 30-day weighted average closing price for the Common Stock preceding the acquisition. This option will expire January 8, 2020.

The Company will assign an eight-tenths of one percent of eight/eights net profits interest in certain of the Company’s oil and gas leases to include Vermilion Area, South Addition 378, Ship Shoal Area, South Addition 336, and Ship Shoal Area, South Addition 351, to Hi-View Investment Partners, LLC (“Hi-View”) in consideration for oil and gas consulting services provided pursuant to a non-exclusive consulting engagement dated October 25, 2017, by and between Hi-View, the Company, and Texas South (the “Advisory Agreement”). Hi-View will be entitled to additional assignments on the same terms and conditions as described above related to any of the Leases whereby Delek elects to participate in drilling of an exploratory well. In addition, the Company issued an aggregate of eighty million shares of Common Stock to Hi-View in consideration for oil and gas consulting services provided in facilitating the Delek farm out agreement. The value of the shares of $4.8 million determined using the share price on March 29, 2018, the date the shares were owed to Hi-View per the agreement which was the date of the funding obligation of the first well, was capitalized to unproved properties.

F-10

The Company, as the operator of two wells being drilled in the Gulf of Mexico, has incurred tangible and intangible drilling costs for the wells in process and has billed its working interest partners for their respective shares of the drilling costs to date. The first of the two wells has been drilled and is being evaluated. The second well was spud in September 2018 and is currently being drilled.

The Company paid $376,368 in gross annual lease rental payments to the BOEM for the year ended September 30, 2017. The Company’s share of these amounts is included in unproved properties. In August 2017, the Company competitively bid on one block in the Central Gulf of Mexico Lease Sale 249 conducted by BOEM. The Company was the high bidder on the block and paid $26,398, which represents 20% of the total lease bonus amount. On September 29, 2017 the Company’s bid was accepted. After payment in October 2017 of $140,591, which represents the remaining 80% lease bonus and first year rentals, the Company was awarded the lease block in October 2017.

In August 2017, the Company entered into a letter agreement with Texas South that sets out the terms of an agreement for the Company’s Tau prospect. In exchange for $166,989, Texas South acquired an undivided 20% interest in the prospect. In accordance with full cost requirements, the Company recorded the proceeds from the transaction as an adjustment to the capitalized costs of its oil and gas properties with no gain or loss recognition.

In October 2017, the Company executed the second amendment to the March 2014 farm-out agreement with Texas South under which Texas South acquired 20% of Gulfslope’s interest in two prospects for $329,062.

On January 1, 2018, the Company executed the third amendment to the March 2014 farm-out agreement with Texas South under which Texas South acquired 20% of GulfSlope’s interest in two prospects for $225,000.

For the year ended September 30, 2017, the Company incurred $172,094 in consulting fees, salaries and benefits, $195,127 in stock option costs associated with geoscientists, and $53,014 associated with technological infrastructure and third party hosting services. As these G&G costs relate to specific company-owned unevaluated properties, the Company capitalized these G&G costs to unproved properties.

For the year ended September 30, 2018, the Company incurred $229,267 in consulting fees, salaries and benefits associated with geoscientists, $820,877 in stock option costs associated with geoscientists and engineers, $53,934 associated with technological infrastructure and third party hosting, and $138,729 in capitalized acquisition costs. The Company capitalized these G&G costs to unproved properties.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of September 30, 2018 and 2017:

	2018	2017
Office equipment and computers	$133,089	$143,897
Furniture and fixtures	16,280	16,280
Leasehold improvements	5,756	4,054
Total	155,125	164,231
Less: accumulated depreciation	(140,339)	(160,747)

Net property and equipment	$14,786	$3,484

F-11

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which were as follows:

Life
Office equipment and computers	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 5 years or related lease term

Depreciation expense was $4,724 and $20,804 for the years ended September 30, 2018 and 2017, respectively.

NOTE 5 – INCOME TAXES

The provision for income taxes consists of the following as of September 30, 2018 and 2017:

	9/30/2018		9/30/2017
FEDERAL	$		$
Current		—		—
Deferred		—		—
STATE
Current		—		—
Deferred		—		—
TOTAL PROVISION		$—		$—

The difference between the actual income tax provision versus tax computed at the statutory rate is as follows for the years ended September 30, 2018 and 2017, respectively:

	9/30/2018	9/30/2017
Expected provision (based on statutory rate of 21% in 2018 and 15% in 2017)	$(553,714)	$(854,152)
Effect of:
Increase in valuation allowance	2,696,631	732,562
Non-deductible expense	53,493	121,590
Rate change	(2,305,270)	—
Other, net	108,860	—
Total actual provision	$—	$—

On December 22, 2017, the President of the United States (“the President”) signed into law the tax bill commonly referred to as the “Tax Cuts and Job Act” (“TCJA”), significantly changing federal income tax laws. According to ASC section 740, “Income Taxes,” a company is required to record the effects of an enacted tax law or rate change in the period of enactment, which is the date the bill is signed by the President and becomes law. The TCJA did not have a significant impact on the financial statements as the change in the deferred income tax assets and liabilities was fully offset by a change in the valuation allowance. The Company does not have any material uncertain tax positions. The Company’s policy is to recognize interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense (benefit). For the years ended September 30, 2018 and 2017, the Company did not recognize any interest or penalties, nor did we have any interest or penalties accrued as of September 30, 2018 and 2017 relating to unrecognized benefits. Deferred income tax assets and liabilities at September 30, 2018 and 2017 consist of the following:

	9/30/2018	9/30/2017
DEFERRED TAX ASSETS (LIABILITIES)
Net operating losses	$7,131,636	$5,611,276
Exploration costs	(1,503,472)	(931,289)
Oil and natural gas leases	2,192,654	691,336
Stock based compensation	411,287	138,278
Accrued interest and expenses not paid	271,190	246,360
Derivative financial instrument	(57,059)	—
Differences in book/tax depreciation	13,573	7,215
Net deferred tax asset	$8,459,809	$5,763,176
Valuation allowance	(8,459,809)	(5,763,176)
NET DEFERRED TAXES	$—	$—

F-12

The Company’s valuation allowance increased $2,696,633 during the year ended September 30, 2018 and $732,562 during the year ended September 30, 2017.

At September 30, 2018, the Company had approximately $34.0 million of NOLs, 95% of which will expire from 2032 to 2037. All of the Company’s NOLs are allowable as a deduction against 100 percent of future taxable income since they were generated prior to the effective date of limitations imposed by the TCJA.

The tax years ended September 30, 2015 through 2018 are open for examination for federal income tax purposes and by other major taxing jurisdictions to which we are subject.

NOTE 6 – RELATED PARTY TRANSACTIONS

During April through September 2013, the Company entered into convertible promissory notes whereby it borrowed a total of $6,500,000 from John Seitz, its current chief executive officer. The notes are due on demand, bear interest at the rate of 5% per annum, and are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors). In May 2013, John Seitz converted $1,200,000 of the aforementioned debt into 10,000,000 shares of common stock, which shares were issued in July 2013. Between June of 2014 and December 2015, the Company entered into promissory notes whereby it borrowed a total of $2,410,000 from Mr. Seitz. The notes are not convertible, due on demand and bear interest at a rate of 5% per annum. During January through September 2016, the Company entered into promissory notes whereby it borrowed a total of $363,000 from Mr. Seitz. The notes are due on demand, bear interest at the rate of 5% per annum, and the outstanding principal and interest is convertible at the option of the holder into securities issued by the Company in a future offering, at the same price and terms received by unaffiliated investors. Additionally, during the year ended September 30, 2017, the Company entered into promissory notes with John Seitz whereby it borrowed a total of $602,500. The notes are due on demand, bear interest at the rate of 5% per annum, and the outstanding principal and interest is convertible at the option of the holder into securities issued by the Company in a future offering, at the same price and terms received by unaffiliated investors. As of September 30, 2018 and September 30, 2017 the total amount owed to John Seitz, our CEO, is $8,675,500. There was a total of $1,641,086 and $1,201,286 of unpaid interest associated with these loans included in accrued interest within our balance sheet as of September 30, 2018 and 2017, respectively.

From August 2015 through February 2016 the Company entered into promissory notes whereby it borrowed a total of $267,000 from Dr. Ronald Bain, its former president and chief operating officer, and his affiliate ConRon Consulting, Inc. These notes are not convertible, due on demand and bear interest at the rate of 5% per annum. As of September 30, 2018, the total amount owed to Dr. Bain and his affiliate was $267,000. There was a total of $42,706 and $27,171 of accrued interest associated with these loans included within our balance sheet as of September 30, 2018 and 2017, respectively. In June of 2016, Dr. Ronald Bain also entered into a $92,000 convertible promissory note with associated warrants under the same terms received by other investors (see Note 7).

On November 15, 2016, a family member of the CEO, a related party, entered into a $50,000 convertible promissory note with associated warrants under the same terms received by other investors (see Note 7).

Domenica Seitz CPA, related to John Seitz, has provided accounting consulting services to the Company. During the years ended September 30, 2018 and 2017, the services provided were valued at $23,660 and $32,625, respectively. The Company has accrued these amounts within accrued expenses and other payables, and they have been reflected in the September 30, 2018 and 2017 financial statements.

John Seitz has not received a salary since May 31, 2013, the date he commenced serving as our CEO and accordingly, no amount has been accrued on our financial statements.

F-13

NOTE 7 – NOTES PAYABLE

Between June and November 2016, the Company issued eleven convertible promissory notes (“Bridge Financing Notes”) with associated warrants in a private placement to accredited investors for total gross proceeds of $837,000. Three of the notes were to related parties for proceeds totaling $222,000, including the extinguishment of $70,000 worth of related party payables. The convertible notes had a maturity of one year (prior to extension), bear an annual interest rate of 8% and can be converted at the option of the holder at a conversion price of $0.025 per share. In addition, the convertible notes will automatically convert if a qualified equity financing of at least $3 million occurs before maturity and such mandatory conversion price will equal the effective price per share paid in the qualified equity financing. In addition to the convertible notes, the investors received 27.9 million warrants (7.4 million to the above mentioned related parties) with an exercise price of $0.03 and a term of the earlier of three years or upon a change of control. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined no instruments or features represented embedded derivatives. Therefore, in accordance with ASC 470-20-25-2, the Company allocated the proceeds between the convertible notes and warrants based on their relative fair values. This resulted in an allocation of approximately $452,000 to the warrants and approximately $385,000 to the convertible notes. After such allocation, the Company evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible notes to the fair value of the shares they are convertible into. The Company concluded a beneficial conversion feature existed and measured such beneficial conversion feature at approximately $385,000. Accordingly, the debt discount associated with these notes was approximately $837,000. Such discount was amortized using the effective interest rate method over the term (one year) of the convertible notes.

Upon maturity of eight of the eleven promissory notes in June 2017, the Company issued 3,225,000 extension warrants with an exercise price of $0.03 per share (equal to 25% of the original warrant amount) to the holders of the notes to extend the terms to January 15, 2018. The Company evaluated this modification including considering the fair value of the warrants issued and concluded that extinguishment accounting was required as the present value of future cash flows from the new note, including the fair value of the warrants issued to extend, exceeded the present value of future cash flows of the old note by more than 10%. The fair value of the warrants was deemed to be approximately $51,000 and such amount was recognized immediately as a loss on extinguishment of debt. The fair value of the warrants was determined using the Black-Scholes option pricing model. In July and August 2017, the three remaining promissory notes issued in July, August and November 2016 were extended until January 15, 2018 and issued 3,750,000 extension warrants (equal to 25% of the original warrant amount). The Company evaluated this transaction including considering the fair value of the warrants issued and concluded that modification accounting was required as the present value of future cash flows from the new note, including the fair value of the warrants issued to extend, was less than 10% of the present value of future cash flows of the old note. When an instrument is modified, any incremental increase in value (in this case the warrants) should be added to the discount of the notes and such discount should be amortized to interest expense using the effective interest rate method over the new remaining life of the note. The fair value of the warrants, approximately $39,000, was determined using the Black-Scholes option pricing model.

Upon revised maturity of the eleven promissory notes on January 15, 2018, the Company issued 2,790,000 extension warrants with an exercise price of $0.10 per share (equal to 10% of the original warrant amount) to the holders of the notes to extend the term to April 16, 2018. The Company evaluated this transaction including considering the fair value of the warrants issued and concluded that extinguishment accounting was required as the present value of future cash flows from the new note, including the fair value of the warrants issued to extend, exceeded the present value of future cash flows of the old note by more than 10%. The fair value of the warrants was deemed to be approximately $217,000 and such amount was recognized immediately as a loss on extinguishment of debt. The fair value of the warrants was determined using the Black-Scholes option pricing model. In June 2018, the maturity date of all of the notes was extended to January 15, 2019.

For the year ended September 30, 2018, the amortization of the discounts associated with the Bridge Financing Notes was approximately $30,000. Six of the Bridge Financing Notes with a principal balance of $560,000 plus accrued interest of $86,525 were converted during the year ended September 30, 2018. The remaining note balance at September 30, 2018 is $277,000. See Note 9 for a summary of the warrants outstanding relating to the Bridge Financing Notes.

F-14

On December 28, 2016, the Company issued a convertible promissory note (together with the convertible promissory notes issued below, the “Financing Notes”) with 500,000 shares of restricted stock and 550,000 warrants in a private placement to an accredited investor for $50,000 in proceeds. The warrants have a five year term and an exercise price of $0.10. The promissory note has a face value of approximately $56,000, which includes 10% original issue discount (“OID”) and incurs a one-time upfront interest charge of six percent. The holder of the note has the option to convert the note into shares of common stock at a conversion price of $0.02 per share. Approximately $450,000 of additional funding is available under similar terms if the Company and the lender mutually agree to further tranches. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined no material instruments or features represented embedded derivatives. Therefore, in accordance with ASC 470-20-25-2, the Company allocated the proceeds between the convertible note, restricted common stock, and warrants based on their relative fair values. This resulted in an allocation of approximately $8,000 to the restricted stock, approximately $8,000 to the warrants and approximately $34,000 to the convertible note. After such allocation, the Company evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible note to the fair value of the shares it is convertible into. The Company concluded a beneficial conversion feature existed and measured such beneficial conversion feature at approximately $34,000. Accordingly, at December 28, 2016, the debt discount associated with these notes was approximately $56,000. Such discount was amortized using the effective interest rate method over the term (seven months) of the convertible note. For the year ended September 30, 2017 amortization of this discount totaled $56,000 and is included in interest expense in the statement of operations. The note, related OID and accrued interest were converted into approximately 5.5 million shares of GulfSlope Energy common stock in a series of conversions beginning on July 10, 2017 and ending with a conversion on September 18, 2017 on which date all were paid in full.

On March 14, 2017, the Company issued a convertible promissory note with 1,000,000 shares of restricted stock and 1,100,000 warrants in a private placement to an accredited investor for $100,000 in proceeds. The warrants have a five-year term and an exercise price of $0.10. The promissory note has a face value of approximately $111,000, which includes 10% original issue discount (“OID”), and incurs a one-time upfront interest charge of six percent. The holder of the note has the option to convert the note into shares of common stock at a conversion price of $0.02 per share. Approximately $350,000 of additional funding is available under similar terms if the Company and the lender mutually agree to further tranches. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined no material instruments or features represented embedded derivatives. Therefore, in accordance with ASC 470-20-25-2, the Company allocated the proceeds between the convertible note, restricted common stock, and warrants based on their relative fair values. This resulted in an allocation of approximately $17,000 to the restricted stock, approximately $14,000 to the warrants and approximately $69,000 to the convertible note. After such allocation, the Company evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible note to the fair value of the shares it is convertible into. The Company concluded a beneficial conversion feature existed and measured such beneficial conversion feature at approximately $69,000. Accordingly, at March 14, 2017, the debt discount associated with these notes was approximately $111,000. Such discount will be amortized using the effective interest rate method over the term (seven months) of the convertible note. For the year ended September 30, 2017 amortization of this discount totaled approximately $106,000 and is included in interest expense in the statement of operations. In September 2017, $30,000 was converted into 1.5 million shares of stock, leaving a note balance of $81,111 at September 30, 2017. The remaining balance and accrued interest were converted in October 2017 at which time all was paid in full.

On October 16, 2017, the Company issued a convertible promissory note with 1,000,000 shares of restricted stock and 1,100,000 warrants in a private placement to an accredited investor for $100,000 in proceeds. The warrants have a five-year term and an exercise price of $0.10. The promissory note has a face value of $110,000, which includes 10% original issue discount (“OID”), and incurs a one-time upfront interest charge of six percent. The holder of the note has the option to convert the note into shares of common stock at a conversion price of $0.02 per share. Approximately $250,000 of additional funding is available under similar terms if the Company and the lender mutually agree to further tranches. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined no material instruments or features represented embedded derivatives. Therefore, in accordance with ASC 470-20-25-2, the Company allocated the proceeds between the convertible note, restricted common stock, and warrants based on their relative fair values. This resulted in an allocation of approximately $21,000 to the restricted stock, approximately $20,000 to the warrants and approximately $59,000 to the convertible note. After such allocation, the Company evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible note to the fair value of the shares it is convertible into. The Company concluded a beneficial conversion feature existed and measured such beneficial conversion feature at approximately $59,000. Accordingly, at October 16, 2017, the debt discount associated with these notes was $110,000. Such discount was amortized using the effective interest rate method over the term (seven months) of the convertible note. In April 2018 the note and accrued interest was converted into 5.8 million shares of common stock and paid in full.

F-15

On December 15, 2017, the Company issued a convertible promissory note with 1,000,000 shares of restricted stock and 1,100,000 warrants in a private placement to an accredited investor for $100,000 in proceeds. The warrants have a five-year term and an exercise price of $0.10. The promissory note has a face value of $110,000, which includes 10% original issue discount (“OID”), and incurs a one-time upfront interest charge of six percent. The holder of the note has the option to convert the note into shares of common stock at a conversion price of $0.02 per share. Approximately $150,000 of additional funding is available under similar terms if the Company and the lender mutually agree to further tranches. The Company evaluated the various financial instruments under ASC 480 and ASC 815 and determined no material instruments or features represented embedded derivatives. Therefore, in accordance with ASC 470-20-25-2, the Company allocated the proceeds between the convertible note, restricted common stock, and warrants based on their relative fair values. This resulted in an allocation of approximately $28,000 to the restricted stock, approximately $27,000 to the warrants and approximately $45,000 to the convertible note. After such allocation, the Company evaluated the conversion option to discern whether a beneficial conversion feature existed based upon comparing the effective exercise price of the convertible note to the fair value of the shares it is convertible into. The Company concluded a beneficial conversion feature existed and measured such beneficial conversion feature at approximately $45,000. Accordingly, at December 15, 2017, the debt discount associated with these notes was $110,000. Such discount was amortized using the effective interest rate method over the term (seven months) of the convertible note. In June 2018 the note and accrued interest was converted into 5.8 million shares of common stock and paid in full.

See Note 9 for a summary of the warrants outstanding relating to the Financing Notes.

NOTE 8 – Fair Value Measurement

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. GulfSlope considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that GulfSlope values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange traded derivative financial instruments as well as long-term incentive plan liabilities calculated using the Black-Scholes model to estimate the fair value as of the measurement date.
Level 3:	Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

F-16

Fair Value on a Recurring Basis

The following table sets forth by level within the fair value hierarchy GulfSlope Energy, Inc.’s liabilities that were accounted for at fair value on a recurring basis as of September 30, 2018 (no financial assets or liabilities were accounted for at fair value on a recurring basis as of September 30, 2017):

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Carrying
Description	(Level 1)	(Level 2)	(Level 3)	Value as of
	(In thousands)
Derivative Financial Instrument	$—	$(271,710)	$—	$(271,710)
Total as of Total as of September 30, 2018	$—	$(271,710)	$—	$(271,710)

During the years ended September 30, 2018 and 2017, the Company did not have any assets or liabilities measured at fair value on a non-recurring basis.

NOTE 9 - COMMON STOCK/PAID IN CAPITAL

At our annual shareholder meeting in May of 2018 our shareholders approved increasing the number of authorized shares of common stock from 975,000,000 to 1,500,000,000. The number of authorized shares of preferred stock was not changed and is 50,000,000.

As discussed in Note 7, during the year ended September 30, 2016, the Company issued 26.2 million warrants in conjunction with the Bridge Financing Notes. The warrants have an exercise price of $0.03 and a term of the earlier of 3 years or upon a change of control. In November 2016, the Company issued 1.7 million warrants in conjunction with the Bridge Financing Notes. The warrants have an exercise price of $0.03 and a term of the earlier of 3 years or upon a change of control. In June through August 2017, the maturity date of all of the Bridge Financing Notes was extended to January 15, 2018 in exchange for the issuance of 25% additional warrants. The warrants have an exercise price of $0.03 and the same expiration date (three years from original transaction) as the original warrants. In January 2018, the maturity date of all of the Bridge Financing Notes was extended to April 16, 2018 in exchange for the issuance of 10% additional warrants. The warrants have an exercise price of $0.10 and the same expiration date (three years from original transaction) as the original warrants. In June 2018, a majority of the Bridge Note holders extended their notes to January 15, 2019, thus extending all the remaining Bridge Notes to this date. The fair value of the warrants was determined using the Black Scholes valuation model with the following key assumptions:

F-17

The fair value of the warrants were determined using the Black Scholes valuation model with the following key assumptions:

	June 2016	July 2016	August 2016	November 2016	June 2017	July 2017	August 2017	January 2018
Warrants Issued	12.9 million	10.0 million	3.3 million	1.7 million	3.2 million	2.5 million	1.25 million	2.8 Million
Stock Price:	0.054 (1)	0.040 (1)	0.032 (1)	0.029 (1)	0.025 (1)	0.019 (1)	0.016 (1)	0.11 (1)
Exercise Price	0.03	0.03	0.03	0.03	0.03	0.03	0.03	0.10

Term	3 years	3 years	3 years	3 years	2 years	2 years	2 years	1.5 years
Risk Free Rate	.87%	.80%	.88%	1.28%	1.35%	1.35%	1.33%	1.89%

Volatility	135%	138%	137%	131%	135%	136%	135%	163%

(1) Fair market value on the date of agreement.

A summary of warrants, issued in conjunction with the Bridge Financing Notes and outstanding at September 30, 2018:

	Warrants Outstanding			Warrants Exercisable
Date Issued	Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
June 2016	$0.03	12,566,667	.69	$0.03	12,566,667	$0.03
July 2016	$0.03	10,000,000	.79	$0.03	10,000,000	$0.03
August 2016	$0.03	3,333,333	.88	$0.03	3,333,333	$0.03
November 2016	$0.03	1,666,667	1.13	$0.03	1,666,667	$0.03
June 2017	$0.03	3,141,667	.69	$0.03	3,141,667	$0.03
July 2017	$0.03	2,500,000	.79	$0.03	2,500,000	$0.03
August 2017	$0.03	833,333	.88	$0.03	833,333	$0.03
August 2017	$0.03	416,667	1.13	$0.03	416,667	$0.03
January 2018	$0.10	2,790,000	.78	$0.10	2,790,000	$0.10

In December 2016 and March 2017 the Company issued 500,000 and 1,000,000 shares of GulfSlope Energy stock, respectively to an investor as part of a financing transaction (see Financing Notes in Note 7). In December 2016 and March 2017 the Company issued 550,000 and 1,100,000 warrants to purchase stock at $0.10 per share to an investor as part of a financing transaction (see Financing Notes in Note 7). The warrants have a term of 5 years.

In October 2017 and December 2017 the Company issued 1,000,000 and 1,000,000 shares of GulfSlope Energy stock, respectively to an investor as part of a financing transaction (see Financing Notes in Note 7). In October 2017 and December 2017 the Company issued 1,100,000 and 1,100,000 warrants to purchase stock at $0.10 per share to an investor as part of a financing transaction (see Financing Notes in Note 7). The warrants have a term of 5 years.

A summary of the Financing Note warrants, issued in conjunction with the Financing Notes and outstanding at September 30, 2018:

F-18

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding	Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10	550,000	3.25	$0.10	550,000	$0.10
$0.10	1,100,000	3.46	$0.10	1,100,000	$0.10
$0.10	1,100,000	4.04	$0.10	1,100,000	$0.10
$0.10	1,100,000	4.21	$0.10	1,100,000	$0.10

Beginning in August 2018, the Company began negotiating a capital raise which is expected to consist of the issuance of common shares and warrants. The specific terms of the capital raise have not been finalized including the number of shares and warrants to be received by each investor. Through September 30, 2018, approximately $970,000 has been received from investors related to this capital raise; however, the agreements have not been finalized, and no shares or equity have been issued. As such, the funds received have been recorded as a liability on the balance sheet as of September 30, 2018.

In September 2018, the Company issued approximately 4 million shares of common stock valued at approximately $231,000 on the date of grant and 2 million warrants valued at $80,000 utilizing the Black Scholes model with an exercise price of $0.15 per share in settlement of a liability for services rendered.

NOTE 10 – STOCK-BASED COMPENSATION

On January 1, 2017, 33.5 million stock options were granted to employees, officers and directors of the Company. The CEO was not included in the award. The stock options vested 50% on January 1, 2017 and 50% on January 1, 2018. The stock options are exercisable for seven years from the original grant date of January 1, 2017, until January 1, 2024.

In May 2018, 500,000 stock options were granted to an employee. In June 2018, 33.5 million stock options were granted to employees, officers and directors of the Company. The CEO was not included in the award. Approximately 33% of the stock options vested on June 1, 2018 and approximately 33% will vest on June 1, 2019 and 2020, respectively, provided that the option holder continues to serve as an employee or director on the vesting date. The stock options are exercisable from the original grant date until December 31, 2025.

Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized over the vesting period. The Company recognized $1,857,531 and $653,669 in stock-based compensation expense for the years ended September 30, 2018 and 2017, respectively. A portion of these costs allocable to the Company’s exploration activities, $820,877 and $195,125 were capitalized to unproved properties and the remainder was recorded as general and administrative expenses, for the years ended September 30, 2018 and 2017, respectively.

F-19

The following table summarizes the Company’s stock option activity during the year ended September 30, 2018:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Average Intrinsic Value
Outstanding at beginning of period	35,500,000	$0.033
Granted	68,000,000	0.075		—
Exercised	—	—		—
Cancelled	—	—		—
Outstanding at end of period	103,500,000	$0.0605	3.32	$1.2 million
Vested and expected to vest	103,500,000	$0.0605	3.32	$1.2 million
Exercisable at end of period	54,500,000	$0.0475	—	$1.3 million

The Company uses the Black-Scholes option-pricing model to estimate the fair value of options granted. The weighted-average fair values of stock options granted for the years ended September 30, 2018 and 2017 were based on the following assumptions at the date of grant as follows:

	2018	2017
Expected dividend yield	0%	0%
Expected stock price volatility	145.2%	127.2%
Risk-free interest rate	2.7%	1.71%
Expected life of options	7 years	4 years
Weighted-average grant date fair value	$0.065	$0.022

The Company used its historical stock trading price volatility for the last four years. The Company has no historical data regarding the expected life of the options and therefore used the simplified method of calculating the expected life. The risk free rate was calculated using the U.S. Treasury constant maturity rates similar to the expected life of the options, as published by the Federal Reserve. The Company has no plans to declare any future dividends.

As of September 30, 2018 there was $2.7 million of unrecognized stock-based compensation cost related to the stock option grants expected to be amortized over a weighted average period of three years.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company.

In July 2018 the Company entered into a 39 month lease for approximately 5,000 square feet of office space in 4 Houston Center in downtown Houston. Annual base rent is approximately $94 thousand for the first 18 months, increasing to approximately $97 thousand and $99 thousand, respectively during the remaining term of the lease.

The Company reached an agreement with a vendor in August 2018 for the settlement of approximately $1 million in debt. The vendor was paid $150,000 in cash, future cash payments of $7,500 and 10 million shares of GulfSlope common stock. The agreement contains a provision that upon the sale of the common stock if the original debt is not fully satisfied, full payment will be made, under a mutually agreed payment plan. If the stock is sold for a gain any surplus in excess of $1.3 million shall be a credit against future purchases from the vendor. The agreement was determined to meet the definition of a derivative in accordance with ASC 815. At September 30, 2018 there is a fair value liability of $271,710.

NOTE 12 – SUBSEQUENT EVENTS

In October 2018, the Company purchased an insurance policy for $159,995 and financed $146,310 of the premium by executing a note payable.

In October 2018, the Company paid the 80% lease bonus payment and the first year rentals in the amount of $139,809 and was awarded Gulf of Mexico lease block Eugene Island, South Addition 371.

In November 2018, the Company paid the 80% lease bonus payment and the first year rentals in the amount of $187,809 and was awarded Gulf of Mexico lease block Vermillion, South Addition 376.

F-20

GulfSlope Energy, Inc.

Condensed Balance Sheets

As of June 30, 2019 and September 30, 2018

(Unaudited)

	June 30, 2019	September 30, 2018
Assets
Current Assets
Cash	$2,299,930	$5,621,814
Prepaid Expenses and Other Current Assets	57,494	32,042
Accounts Receivable, net	14,164,519	6,286,796
Total Current Assets	16,521,943	11,940,652
Property and Equipment, Net of Depreciation	10,901	14,786
Oil and Natural Gas Properties, Full Cost Method of Accounting Unproved Properties	17,318,916	8,112,784
Other Non-Current Assets	3,699,319	24,785
Total Non-Current Assets	21,029,136	8,152,355
Total Assets	$37,551,079	$20,093,007
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts Payable	$19,376,643	$7,591,236
Deposits from Joint Interest Owners	—	4,078,786
Related Party Payable	351,025	306,386
Accrued Interest Payable	2,102,729	1,732,239
Accrued Expenses and Other Payables	1,507,541	268,862
Loans from Related Parties	8,725,500	9,084,500
Notes Payable	307,666	—
Term Loan	716,265	—
Convertible Promissory Notes Payable, net of Debt Discount	84,515	135,000
Funds Received from Capital Raise	—	965,800
Derivative Financial Instrument	3,917,008	271,710
Other	53,510	44,723
Total Current Liabilities	37,142,402	24,479,242
Total Liabilities	37,142,402	24,479,242
Commitments and Contingencies (Note 9)
Stockholders’ Equity
Preferred Stock; par value ($0.001); Authorized 50,000,000 shares none issued or outstanding	—	—
Common Stock; par value ($0.001); Authorized 1,500,000 shares; issued and outstanding 1,092,266,844 and 832,013,272, June 30, 2019 and September 30, 2018 , respectively	1,092,266	832,013
Additional Paid-in-Capital	53,890,767	36,640,009
Accumulated Deficit	(54,574,356)	(41,858,257)
Total Stockholders’ Equity (Deficit)	408,677	(4,386,235)
Total Liabilities and Stockholders’ Equity (Deficit)	$37,551,079	$20,093,007

The accompanying notes are an integral part to these condensed financial statements.

F-21

  GulfSlope Energy, Inc.

Condensed Statements of Operations

For the Three and Nine Months Ended June 30, 2019 and 2018

(Unaudited)

	For the Three Months Ended June 30, 2019	For the Three Months Ended June 30, 2018	For the Nine Months Ended June 30, 2019	For the Nine Months Ended June 30, 2018
Revenues	$—	$—	$—	$—
Impairment of Oil and Natural Gas Properties	4,252,539	—	4,252,539
General & Administrative Expenses	439,242	785,990	955,901	1,176,455
Net Loss from Operations	(4,691,781)	(785,990)	(5,208,440)	(1,176,455)
Other Income/(Expenses):
Interest Expense, net	(2,080,620)	(207,335)	(2,284,928)	(659,901)
Loss on Debt Extinguishment	—	—	(5,099,340)	(217,141)
Gain (Loss) on Derivative Financial Instrument	(106,399)	—	(123,391)	—
Net Loss Before Income Taxes	(6,878,800)	(993,325)	(12,716,099)	(2,053,497)
Provision for Income Taxes	—	—	—	—
Net Loss	$(6,878,800)	$(993,325)	$(12,716,099)	$(2,053,497)
Loss Per Share - Basic and Diluted	$(0.01)	$(0.00)	$(0.01)	$(0.00)
Weighted Average Shares Outstanding – Basic and Diluted	1,090,288,822	785,008,992	946,785,438	750,498,503

The accompanying notes are an integral part to these condensed financial statements.

F-22

GulfSlope Energy, Inc.

Condensed Statements of Stockholders’ Equity (Deficit)

(unaudited)

For the Three Months Ended June 30, 2019

	Common Stock		Additional Paid-	Accumulated	Net Shareholders’
	Shares	Amount	In Capital	Deficit	Equity (Deficit)
Balance at March 31, 2019	1,089,433,510	$1,089,433	$52,794,028	$(47,695,556)	$6,187,905
Stock Based Compensation	—	—	415,111	—	415,111
Warrants Issued in Debt Transaction	—	—	447,383	—	447,383
Bridge Note Warrant Extensions	—	—	152,078	—	152,078
Stock Issued for Warrant Exercise	2,833,334	2,833	82,167	—	85,000
Net Loss	—	—	—	(6,878,800)	(6,878,800)
Balance at June 30, 2019	1,092,266,844	$1,092,266	$53,890,767	$(54,574,356)	$408,677

For the Three Months Ended June 30, 2018

	Common Stock		Additional Paid-	Accumulated	Net Shareholders’
	Shares	Amount	In Capital	Deficit	Equity (Deficit)
Balance at March 31, 2018	778,820,050	$778,820	$32,618,329	$(40,281,695)	$(6,884,546)
Stock Based Compensation	—	—	1,371,150	—	1,371,150
Common Stock Issued To Settle Debt	1,200,000	1,200	85,800	—	87,000
Common Stock Issued For Conversion Of Convertible Promissory Notes Plus Accrued Interest	33,780,462	33,780	752,431	—	786,211
Net Loss	—	—	—	(993,325)	(993,325)
Balance at June 30, 2018	813,800,512	$813,800	$34,827,710	$(41,275,020)	$(5,633,510)

The accompanying notes are an integral part to these condensed financial statements.

F-23

GulfSlope Energy, Inc.

Condensed Statements of Stockholders’ Equity (Deficit)

(unaudited)

For the Nine Months Ended June 30 2019

	Common Stock		Additional Paid-	Accumulated	Net Shareholders’
	Shares	Amount	In Capital	Deficit	Equity (Deficit)
Balance at September 30, 2018	832,013,272	$832,013	$36,640,009	$(41,858,257)	$(4,386,235)
Stock Based Compensation	—	—	1,217,213	—	1,217,213
Warrants Issued in Debt Transaction	—	—	5,090,470	—	5,090,470
Stock Issued in Capital Raise	19,325,000	19,325	946,925	—	966,250
Bridge Notes Warrant Extension	—	—	152,078	—	152,078
Stock Issued for Warrant Exercise	240,928,572	240,928	9,844,072	—	10,085,000
Net Loss	—	—	—	(12,716,099)	(12,716,099
Balance at June 30, 2019	1,092,266,844	$1,092,266	$53,890,767	$(54,574,356)	$408,677

For the Nine Months Ended June 30, 2018

	Common Stock		Additional Paid-	Accumulated	Net Shareholders’
	Shares	Amount	In Capital	Deficit	Equity (Deficit)
Balance at September 30, 2017	692,196,625	$692,196	$27,212,577	$(39,221,523)	$(11,316,750)
Stock Based Compensation	—	—	1,464,531	—	1,464,531
Common Stock Issued To Settle Debt	1,200,000	1,200	85,800	—	87,000
Common Stock Issued for Services	80,293,425	80,294	4,814,961	—	4,895,255
Common Stock Issued for Convertible Promissory Note	2,000,000	2,000	47,094	—	49,094
Value of Beneficial Conversion Feature in Conjunction with Convertible Promissory Notes	—	—	103,519	—	103,519
Value of Warrants in Conjunction with Convertible Promissory Notes	—	—	47,386	—	47,386
Common Stock Issued for Conversion of Convertible Promissory Note and Accrued Interest	38,110,462	38,110	834,701	—	872,811
Value of Warrants issued with Bridge Note Extensions	—	—	217,141	—	217,141
Net Loss	—	—	—	(2,053,497)	(2,053,497)
Balance at June 30, 2018	813,800,512	$813,800	$34,827,710	$(41,275,020)	$(5,633,510)

The accompanying notes are an integral part to these condensed financial statements.

F-24

GulfSlope Energy, Inc.

 Condensed Statements of Cash Flows

For the Nine Months Ended June 30, 2019 and 2018

(Unaudited)

	For the Nine Months Ended June 30, 2019	For the Nine Months Ended June 30, 2018
OPERATING ACTIVITIES
Net Loss	$(12,716,099)	$(2,053,497)
Adjustments to Reconcile Net Loss to Net Cash (Used In) Provided By Operating Activities:
Impairment of Oil and Natural Gas Properties	4,252,539	—
Depreciation	3,884	3,712
Stock Based Compensation	558,018	850,798
Loss on Derivative Financial Instruments	123,391	—
Stock Issued for Services	—	17,145
Debt Discount Amortization	249,670	254,501
Loss Recorded to Interest Expense for Issuance of Convertible Notes	1,726,149	—
Loss on Debt Extinguishment	5,099,340	217,141
Changes in Operating Assets and Liabilities:
(Increase)/Decrease in Accounts Receivable	(11,552,257)	(627,552)
(Increase)/Decrease in Prepaid Expenses	120,858	96,688
Increase/(Decrease) in Deposits from Joint Interest Owners	(4,078,786)	3,015,000
Increase/(Decrease) in Accounts Payable	7,532,813	607,156
Increase/(Decrease) in Related Party Payable	44,638	2,011
Increase/(Decrease) in Accrued Expenses and Other Payables	1,238,679	(100,000)
Increase/(Decrease) in Other	8,787	—
Increase/(Decrease) in Accrued Interest	370,490	400,212
Net Cash (Used In) Provided By Operating Activities	(7,017,885)	2,683,315
INVESTING ACTIVITIES
Equipment Purchases	—	(3,244)
Deposits	—	(24,785)
Insurance proceeds received	660,629	—
Investments in Oil and Gas Properties	(9,762,984)	(752,814)
Proceeds From Sale of Working Interest	—	2,884,651
Net Cash (Used In) Provided By Investing Activities	(9,102,355)	2,103,808
FINANCING ACTIVITIES
Proceeds from Term Loan	11,000,000	—
Proceeds from Convertible Promissory Notes	1,819,000	200,000
Proceeds from Exercise of Warrants	85,000	—
Payments on Note Payable	(105,644)	(116,882)
Net Cash Provided By Financing Activities	12,798,356	83,118
Net Increase/(Decrease) in Cash	(3,321,884)	4,870,241
Beginning Cash Balance	5,621,814	6,426
Ending Cash Balance	$2,299,930	$4,876,667
Supplemental Schedule of Cash Flow Activities:
Cash Paid for Interest	$3,903	$5,188
Non-Cash Financing and Investing Activities:
Prepaid Asset Financed by Note Payable	$146,310	$156,718
Debt Issuance Costs in Accounts Payable	$555,923	$—
Capital Expenditures Included in Accounts Payable	$—	$3,088
Stock-Based Compensation Capitalized to Unproved Properties	$659,646	$613,733
Stock Issued for Consulting Services Capitalized to Unproved Properties	$—	$4,880,000
Loans Extinguished through Exercise of Warrants	$10,000,000	$—
Stock Issued for Settlement of Accounts Payable & Accrued Expenses	$—	$73,505
Wells In Process Included in Accounts Payable	$3,696,671	$85,127
Stock Issued to Settle Convertible Promissory Notes and Accrued Interest	$—	$872,812
Funds Received from Capital Raise Transferred to Equity	$965,800	$—
Bridge Note Warrant Extension Recorded to Additional Paid-In-Capital	$152,078	$—
Derivative Liability Recorded at Issuance of Convertible Promissory Notes	$3,521,907	$—

The accompanying notes are an integral part to these condensed financial statements.

F-25

GulfSlope Energy, Inc.

Notes to Condensed Financial Statements

June 30, 2019

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

GulfSlope Energy, Inc. (the “Company,” “GulfSlope,” and words of similar import), a Delaware corporation, is an independent crude oil and natural gas exploration and production company whose interests are concentrated in the United States Gulf of Mexico (“GOM”) federal waters offshore Louisiana. GulfSlope is a technically driven company who uses its licensed 2.2 million acres of three-dimensional (3-D) seismic data to identify, evaluate, and acquire assets with attractive economic profiles.

As of June 30, 2019, GulfSlope has no production or proved reserves.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The condensed financial statements included herein are unaudited. However, these condensed financial statements include all adjustments (consisting of normal recurring adjustments), which, in the opinion of management are necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year. The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

Certain information, accounting policies, and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been omitted pursuant to certain rules and regulations of the Securities and Exchange Commission (“SEC”). The condensed financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2018, which were included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and filed with the Securities and Exchange Commission on December 31, 2018.

Cash

GulfSlope considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. There were no cash equivalents at June 30, 2019 and September 30, 2018.

Liquidity/Going Concern

The Company has incurred accumulated losses as of June 30, 2019 of $54.6 million, has negative working capital of $20.6 million and for the nine months ended June 30, 2019 generated losses of $12.7 million and negative cash flows from operations of $7 million. Further losses are anticipated in developing our business. As a result, there exists substantial doubt about our ability to continue as a going concern. As of June 30, 2019, we had $2.3 million of unrestricted cash on hand, $2.0 million of this amount is for the payment of joint payables from drilling operations. The Company estimates that it will need to raise a minimum of $10.0 million to meet its obligations and planned expenditures through September 2020. The $10 million is comprised primarily of capital project expenditures as well as general and administrative expenses. It does not include any amounts due under outstanding debt obligations, which amounted to $11.6 million of current principal and interest as of June 30, 2019. The Company plans to finance operations and planned expenditures through equity and/or debt financings and/or farm-out agreements. The Company also plans to extend the agreements associated with all loans, the accrued interest payable on these loans, as well as the Company’s accrued liabilities. There are no assurances that financing will be available with acceptable terms, if at all or that obligations can be extended. If the Company is not successful in obtaining financing or extending obligations, operations would need to be curtailed or ceased, or the Company would need to sell assets or consider alternative plans up to and including restructuring. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Full Cost Method

The Company uses the full cost method of accounting for its oil and natural gas exploration and development activities as defined by the SEC. Under the full cost method of accounting, all costs associated with successful and unsuccessful exploration and development activities are capitalized on a country-by-country basis into a single cost center (“full cost pool”). Such costs include property acquisition costs, geological and geophysical (“G&G”) costs, carrying charges on non-producing properties, costs of drilling both productive and non-productive wells and overhead charges directly related to acquisition, exploration and development activities. Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool. Proved properties are amortized on a country-by-country basis using the units of production method (“UOP”), whereby capitalized costs are amortized over total proved reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

F-26

The costs of unproved properties and related capitalized costs (such as G&G costs) are withheld from the amortization calculation until such time as they are either developed or abandoned. Unproved properties and properties under development are reviewed for impairment at least quarterly and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions. In countries where proved reserves exist, exploratory drilling costs associated with dry holes are transferred to proved properties immediately upon determination that a well is dry and amortized accordingly. In countries where a reserve base has not yet been established, impairments are charged to earnings.

Companies that use the full cost method of accounting for oil and natural gas exploration and development activities are required to perform a ceiling test calculation each quarter. The full cost ceiling test is an impairment test prescribed by SEC Regulation S-X Rule 4-10. The ceiling test is performed quarterly, on a country-by-country basis, utilizing the average of prices in effect on the first day of the month for the preceding twelve-month period. The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized. If such capitalized costs exceed the ceiling, the Company will record a write-down to the extent of such excess as a non-cash charge to earnings. Any such write-down will reduce earnings in the period of occurrence and results in a lower depreciation, depletion and amortization rate in future periods. A write-down may not be reversed in future periods even though higher oil and natural gas prices may subsequently increase the ceiling.

As of June 30, 2019, the Company’s oil and gas properties consisted of wells in process, and capitalized exploration and acquisition costs for unproved properties and no proved reserves.

Derivative Financial Instruments

The accounting treatment of derivative financial instruments requires that the Company record certain embedded conversion options at their fair value as of the inception date of the agreement and at fair value as of each subsequent balance sheet date with any change in fair value recorded as income or expense. As a result of entering into certain note agreements, for which such instruments contained a variable conversion feature with no floor, the Company has adopted a sequencing policy in accordance with ASC 815-40-35-12 whereby all future instruments may be classified as a derivative liability with the exception of instruments related to share-based compensation issued to employees or directors, as long as the certain variable convertible instruments exist.

Basic and Dilutive Earnings Per Share

Basic (loss) per share (“EPS”) is computed by dividing net income (loss) (the numerator) by the weighted average number of common shares outstanding for the period (denominator). Diluted EPS is computed by dividing net income (loss) by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include stock options, warrants, and restricted stock. The number of potential common shares outstanding relating to stock options, warrants, and restricted stock is computed using the treasury stock method.

As the Company has incurred losses for the three and nine months ended June 30, 2019 and 2018, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of June 30, 2019 and 2018, there were 357,582,559 and 214,418,438 potentially dilutive shares, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” and in March 2019, the FASB issued ASU No. 2019-01, “Leases: Codification Improvements”, which updated the accounting guidance related to leases to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. They also clarify implementation issues. These updates are effective for public companies for annual periods beginning after December 15, 2018, including interim periods therein. Accordingly, the standard is effective for the Company for its annual period beginning October 1, 2019, and interim periods therein. The standard is to be applied utilizing a modified retrospective approach, with early adoption permitted. We will adopt these standards on October 1, 2019 with a cumulative adjustment to retained earnings rather than retrospectively adjusting prior periods. This adoption approach will result in a balance sheet presentation that is not comparable to the prior period in the first year of adoption. The Company has yet to begin to assess the quantitative effect of the new standard on the Company’s financial statements and intends to begin the assessment in the upcoming period.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year.  Early adoption is permitted and the Company adopted this new standard effective January 1, 2019 with no material impact to stock compensation issued to non-employees during the nine months ended June 30, 2019.

F-27

NOTE 3 – OIL AND NATURAL GAS PROPERTIES

The Company currently has under lease seven federal Outer Continental Shelf blocks and has licensed 2.2 million acres of three-dimensional (3-D) seismic data in its area of concentration.

In January 2018, the Company entered into a strategic partnership with Delek GOM Investments, LLC. (“Delek”), and Texas South Energy, Inc. (“Texas South”) (collectively, the “Parties”) and executed a participation agreement (the “Agreement”) for a multi-phase exploration program. Under the terms of the Agreement, the Parties have committed to drill the Company’s “Canoe” and “Tau” prospects (the “Initial Phase”) with Delek having the option to participate in two additional two-well drilling phases and a final, three-well drilling phase (collectively, the “Phases”). In each Phase, Delek will earn a 75% working interest upon paying 90% of the exploratory costs associated with drilling each exploratory well. The Company will retain a 20% working interest while paying 8% of the costs associated with drilling each exploratory well. The Company will be required to fund 20% of well costs in excess of 115% of budget. In addition, Delek will pay the Company approximately $1.1 million in cash for each Prospect when the respective exploration plan is filed with BOEM for each phase. Also, each Party will be responsible for their pro rata share (based on working interest) of delay rentals associated with the Prospects. The Company will be the Operator during exploratory drilling of the Prospect, however, subsequent to a commercial discovery, Delek will have the right to become the Operator. Delek will have the right to terminate this Agreement at the conclusion of any drilling Phase. Delek will also have the option to purchase up to 5% of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon fulfilling its obligation for each Phase (maximum of 20% in the aggregate) at a price per share equal to a 10% discount to the 30-day weighted average closing price for the Common Stock preceding the acquisition. This option will expire January 8, 2020.

The Company, as the operator of two wells drilled in the Gulf of Mexico, has incurred tangible and intangible drilling costs for the wells in process and has billed its working interest partners for their respective shares of the drilling costs to date. GulfSlope drilled the first well, Canoe, to a total depth of 5,765 feet (5,670 feet TVD). Multiple open hole plugs were set across several intervals and the well is equipped with a mud-line suspension system for possible future re-entry. Calibration of seismic amplitudes, petrophysical analysis, reservoir engineering and scoping of development is currently underway to determine the commerciality of these sands and that work is expected to be completed in the first calendar quarter of 2020. The second well, Tau, was drilled to a measured depth of 15,254 feet, as compared to the originally permitted 29,857 foot measured depth. Producible hydrocarbon zones were not established to the current depth, but hydrocarbon shows were encountered. Complex geomechanical conditions required two by-pass wellbores, one sidetrack wellbore, and eight casing strings to reach the current depth. Equipment limitations prevented further drilling. In addition, the drilling rig had contractual obligations related to another operator. Due to these factors, the Company elected to abandon this well in a manner that would allow for re-entry at a later time. The drilling, pressure, and reservoir information has confirmed geophysical and geological models, and reinforces the Company’s confidence that there is resource potential. The Company is currently evaluating various options related to future operations in this wellbore and testing of the deeper Tau prospect. In January 2019, the Tau well experienced an underground control of well event and as a result, the Company filed an insurance claim with its insurance underwriters. The total amount of the claim was approximately $10.8 million for 100% working interest after the insurance deductible amount, and at June 30, 2019 approximately $8.3 million of this amount had been received. GulfSlope received approximately $2.1 million of this amount and credited wells in process for approximately $0.7 million, accounts receivable from operations for approximately $0.2 million and accrued payable for approximately $1.2 million. As discussed above, the Company’s share of the insurance proceeds could either be 8% or 20%. The Company’s share of the insurance proceeds at 8% is approximately $0.7 million and the additional 12%, or $1.2 million, is included in accrued expenses as there is uncertainty as to whether the Company has the right to 8% or 20% of the overall insurance proceeds.

As of June 30, 2019, the Company’s oil and natural gas properties consisted of unproved properties, wells in process and no proved reserves. The Company incurred approximately $4.3 million of impairment of oil and natural gas properties for the nine months ended June 30, 2019 resulting from the expiration of oil and natural gas leases.

F-28

NOTE 4 – RELATED PARTY TRANSACTIONS

During April 2013 through September 2017, the Company entered into convertible promissory notes whereby it borrowed a total of $8,675,500 from John Seitz, the chief executive officer (“CEO”). The notes are due on demand, bear interest at the rate of 5% per annum, and $5,300,000 of the notes are convertible into shares of common stock at a conversion price equal to $0.12 per share of common stock (the then offering price of shares of common stock to unaffiliated investors). As of June 30, 2019, the total amount owed to John Seitz is $8,675,500.  This amount is included in loans from related parties within the balance sheet. There was a total of $1,970,032 of unpaid interest associated with these loans included in accrued interest payable within the balance sheet as of June 30, 2019.

On November 15, 2016, a family member of the CEO entered into a $50,000 convertible promissory note with associated warrants (“Bridge Financing”) under the same terms received by other investors (see Note 5).

Domenica Seitz CPA, related to John Seitz, has provided accounting consulting services to the Company. During the three and nine month period ended June 30, 2019, the services provided were valued at $14,880 and $44,640, respectively. During the three and nine month period ended June 30, 2018, the services provided were valued at $5,915 and $17,745, respectively. The Company has accrued these amounts, and they have been reflected in related party payable in the June 30, 2019 financial statements.

See Note 5 for a description of the Delek term loan.

NOTE 5 – TERM LOAN AND CONVERTIBLE PROMISSORY NOTES

Between June and November 2016, the Company issued eleven convertible promissory notes (“Bridge Financing Notes”) with associated warrants in a private placement to accredited investors for total gross proceeds of $837,000. Three of the notes were to related parties for proceeds totaling $222,000, including the extinguishment of $70,000 worth of related party payables. The convertible notes had a maturity of one year (prior to extension), an annual interest rate of 8% and can be converted at the option of the holder at a conversion price of $0.025 per share. In addition, the convertible notes will automatically convert if a qualified equity financing of at least $3 million occurs before maturity and such mandatory conversion price will equal the effective price per share paid in the qualified equity financing. In addition to the convertible notes, the investors received approximately 27.9 million warrants, with an exercise price of $0.03 and a term of the earlier of three years or upon a change of control. Upon maturity of the eleven promissory notes during 2017, the Company issued approximately 7 million extension warrants with an exercise price of $0.03 per share (equal to 25% of the original warrant amount) to the holders of the notes to extend the terms to January 15, 2018. Upon revised maturity of the eleven promissory notes on January 15, 2018, the Company issued approximately 2.8 million extension warrants with an exercise price of $0.10 per share (equal to 10% of the original warrant amount) to the holders of the notes to extend the term to April 16, 2018. In June 2018, the maturity date of all of the notes was extended to January 15, 2019. Six of the Bridge Financing Notes with a principal balance of $560,000 plus accrued interest of approximately $87,000 were converted during the year ended September 30, 2018. The remaining note balance at June 30, 2019 is $277,000. Accrued interest for the quarter ended June 30, 2019, was approximately $6,000 and cumulative accrued interest was approximately $66,000. The Company completed the extension of the remaining notes to April 30, 2020. In consideration for the extension of the remaining notes, the Company extended the term of the warrants until April 30, 2020. As a result, approximately $152,000 was recorded as a debt discount and to additional paid-in capital for the modification.

On March 1, 2019, the Company entered into a Term Loan Agreement by and among the Company, as borrower, and Delek, as lender. In the Term Loan Agreement, Delek agreed to provide the Company with multiple draw term loans in an aggregate stated principal amount of up to $11.0 million (the “Term Loan Facility” and the loans thereunder, the “Loans”). The maturity date of the Term Loan Facility is six months following the closing date of the Term Loan Agreement which is March 1, 2019. Until such maturity date, the Loans under the Term Loan Agreement shall bear interest at a rate per annum equal to 5.0%, payable in arrears on the maturity date. If an event of default occurs, all Loans under the Term Loan Agreement shall bear interest at a rate equal to 7.0%, payable on demand. In connection with the Term Loan Agreement, the Company entered into: (i) a Subordination Agreement (the “Subordination Agreement”) by and among the Company, as borrower, John N. Seitz, as subordinated lender (the “Subordinated Lender”), and Delek, as senior lender; (ii) a Security Agreement (the “Security Agreement”) among the Company, as debtor, and Delek, as lender; and (iii) warrants to purchase 238,095,238 shares of Common Stock, at an exercise price of $0.042 per share issued to Delek GOM (the “Warrants”). The Company may elect, at its option, to prepay borrowings outstanding under the Term Loan Agreement in multiples of $100,000 and not less than $500,000 without premium or penalty. The Company may be required to prepay the Loans with any net cash proceeds resulting from an asset sale, receipt of insurance proceeds from certain casualty events, proceeds from equity issuances or incurrence of indebtedness other than the Loans (subject to a $500,000 carve-out to be applied toward the Company’s general corporate purposes) or receipt of any cash proceeds from any payments, refunds, rebates or other similar payments and amounts under the Company’s operative documents. This potentially includes the $0.7 million insurance proceeds received related to the Company’s share during the nine-months ended June 30, 2019. Amounts outstanding under the Term Loan Agreement are secured by a security interest in substantially all of the properties and assets of the Company.

As of March 6, 2019, the Company had borrowed a total of $10.0 million under the Term Loan Facility and issued to Delek GOM warrants to purchase 238,095,238 shares of Common Stock; and Delek GOM fully exercised the warrants through a Loan Reduction Exercise, thereby extinguishing the Company’s outstanding obligations to Delek GOM as of that date. The Company allocated the proceeds between debt and warrants on a relative fair value basis, recording a debt discount of approximately $5.1 million. The exercise of the warrants through the extinguishment of the loan was accounted for as a standard warrant exercise and an extinguishment of debt including a recognition of a loss in the amount of the debt discount of approximately $5.1 million.

F-29

On April 19, 2019, the Company borrowed $1.0 million under the Term Loan Facility and issued to Delek warrants to purchase 23,809,524 shares of stock. The Company allocated the proceeds between debt and warrants on a relative fair value basis, recording a debt discount of approximately $0.5 million. As of June 30, 2019, the warrants have not been exercised and the term loan is outstanding.

On June 21, 2019 the Company entered into a Securities Purchase Agreement (“SPA”) under the terms of which the Company will issue and sell to Buyer up to an aggregate of $3 million of convertible debentures (“Convertible Debentures”) and associated warrants.  On June 21, 2019, approximately $2,100,000 of Convertible Debentures were purchased upon the signing of the SPA (the “First Closing”), and $400,000 and $500,000, respectively, shall be purchased by the holder upon: (1) the filing of a Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the Conversion Shares by the Buyer which occurred on August 5, 2019; and (2) the date a registration statement covering the underlying common shares has first been declared effective by the SEC.

The Convertible Debentures accrue interest at eight percent per annum, mature on June 21, 2020, and are convertible at the option of the holder any time after issuance into common stock at a conversion rate of the lesser of: (1) $0.05 per share; or (2) 80% of the lowest volume weighted adjusted price (as reported by Bloomberg, LP) for the ten consecutive trading days immediately preceding conversion. In addition, the holder received warrants to purchase an aggregate of 50 million shares of common stock at an exercise price of $0.04 per share. Such warrants expire on the fifth anniversary of issuance. The offering costs related to this issuance were approximately $281,000.

The Company evaluated the conversion feature and concluded that it should be bifurcated and accounted for as a derivative liability due to the variable conversion feature which does not contain an explicit limit on the number of shares that are required to be issued. In addition, the Company concluded the warrants required treatment as derivative liabilities as the Company could not assert in has sufficient authorized but unissued shares to settle the warrants upon exercise when taking into account other stock based commitments including the Convertible Debentures. Accordingly, the embedded conversion feature and warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period. The fair value of the derivative liabilities at issuance exceeded the net proceeds received resulting in an approximately $1.7 million day one charge to interest expense in the Condensed Statement of Operations.

The fair value of the embedded conversion feature was determined utilizing a Geometric Brownian Motion Stock Path Based Monte Carlo Simulation that utilized the following key assumptions:

	June 21, 2019	June 30, 2019
Stock Price	$0.041	$0.041
Fixed Exercise Price	$0.050	$0.050
Volatility	148%	150%
Term (Years)	1.00	0.98
Risk Free Rate	1.95%	1.92%

F-30

In addition to the fixed exercise price noted above, the model incorporates the variable conversion price which is simulated as 80% of the lowest trading price within the ten consecutive days preceding presumed conversion.

The Company’s term loan and convertible promissory notes consisted of the following as of June 30, 2019.

Notes Payable at June 30, 2019	Notes	Discount	Notes, Net of Discount
Term Loan	1,000,000	(283,735)	716,265
Convertible Promissory Notes	2,327,000	(2,242,485)	84,515
Total	3,327,000	(2,526,220)	800,780

NOTE 6 – FAIR VALUE MEASUREMENT

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. GulfSlope considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that GulfSlope values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange traded derivative financial instruments as well as warrants to purchase common stock and long-term incentive plan liabilities calculated using the Black-Scholes model to estimate the fair value as of the measurement date.
Level 3:	Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

As required by ASC 820-10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Fair Value on a Recurring Basis

The following table sets forth by level within the fair value hierarchy the Company’s derivative financial instruments that were accounted for at fair value on a recurring basis as of June 30, 2019:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total Carrying Value as of
Derivative Financial Instrument at September 30, 2018	—	(271,710)	—	(271,710)
Issuance of Derivative Financial Instruments	—	(3,521,907)	—	(3,521,907)
Derivative Financial Instrument at June 30, 2019	$—	$(3,917,008)	$—	$(3,917,008)

Non-recurring fair value assessments include impaired oil and natural gas property assessments and stock based compensation. During the nine months ended June 30, 2019, the Company recorded an impairment of $4.2 million to its oil and natural gas properties for the expiration of oil and natural gas leases whose value was determined to be zero.

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NOTE 7 – COMMON STOCK/PAID IN CAPITAL

As discussed in Note 5, between June and November 2016, the Company issued 27.9 million warrants in conjunction with convertible notes payable. The warrants have an exercise price of $0.03 and a term of the earlier of three years or upon a change of control. Based upon the allocation of proceeds between the convertible notes payable and the warrants, approximately $452,422 was allocated to the warrants. During June through August 2017, the maturity date of all of the Bridge Financing Notes was extended to January 15, 2018, in exchange for the issuance of 25% additional warrants. The warrants have an exercise price of $0.03 and the same expiration date (three years from original transaction) as the original warrants. On January 15, 2018, the maturity date of the Bridge Financing Notes was extended to April 16, 2018, in exchange for the issuance of 10% additional warrants (see Note 5 for status of notes). The warrants have an exercise price of $0.10 per share and the same expiration date (three years from original transaction) as the original warrants. Through June 30, 2019, approximately 3.3 million warrants have been exercised, approximately 4.0 million have expired and approximately 30.5 million remain outstanding.

The fair value of the warrants were determined using the Black Scholes valuation model with the following key assumptions:

Warrants Issue Date	June 2016	July 2016	August 2016	November 2016	June 2017	July 2017	August 2017	January 2018
Warrants Outstanding	7.6 million	10.0 million	3.3 million	1.7 million	1.9 million	2.5 million	1.25 million	2.8 million
Stock Price (1)	$0.054	$0.040	$0.032	$0.029	$0.025	$0.019	$0.016	$0.11
Exercise Price	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.03	$0.10
Term (2)	3 years	3 years	3 years	3 years	2 years	2 years	2 years	1.5 years
Risk Free Rate	.87%	.80%	.88%	1.28%	1.35%	1.35%	1.33%	1.89%
Volatility	135%	138%	137%	131%	135%	136%	135%	163%

(1) Fair market value on the date of agreement.

(2) Average term.

Below is a summary of warrants issued in conjunction with convertible notes which were paid in full as of September 30, 2018. The warrants are outstanding at June 30, 2019.

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding	Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10	550,000	2.50	$0.10	550,000	$0.10
$0.10	1,100,000	2.71	$0.10	1,100,000	$0.10
$0.10	1,100,000	3.30	$0.10	1,100,000	$0.10
$0.10	1,100,000	3.46	$0.10	1,100,000	$0.10

During the nine months ended June 30, 2019, the Company issued approximately 19.3 million shares of common stock and approximately 9.7 million warrants to accredited investors in a private placement. The funds were received in the prior fiscal year and included as a liability because the transaction did not close until the current fiscal year and it was moved to equity during  the quarter ended December 31, 2018. Based upon the allocation of proceeds between the common stock and the warrants, approximately $259,000 was allocated to the warrants.

The fair value of the warrants was determined using the Black Scholes valuation model with the following key assumptions:

December 2018
Number of Warrants Issued	9,662,500
Stock Price	$0.044
Exercise Price	$0.09
Term	3 years
Risk Free Rate	2.46%
Volatility	149%

As discussed in Note 5, as of March 6, 2019, the Company had borrowed a total of $10.0 million under the Term Loan Facility and issued to Delek GOM warrants to purchase approximately 238 million shares of common Stock and Delek GOM fully exercised the warrants through a Loan Reduction Exercise and was issued approximately 238 million shares of common stock. Upon receiving the proceeds, the Company allocated the proceeds between debt and warrants on a relative fair value basis, recording a debt discount of approximately $5.1 million. The exercise of the warrants through the extinguishment of the loan was accounted for as a standard warrant exercise and an extinguishment of debt including a recognition of a loss in the amount of the debt discount of approximately $5.1 million. On April 19, 2019, the Company borrowed $1.0 million under the Term Loan Facility and issued to Delek warrants to purchase 23,809,524 shares of stock. the Company allocated the proceeds between debt and warrants on a relative fair value basis, recording a debt discount of approximately $0.5 million. As of June 30, 2019, the warrants have not been exercised and the term loan is still outstanding.

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As disclosed in Note 5, the Company issued warrants to purchase an aggregate of 50 million shares of common stock at an exercise price of $0.04 per share in conjunction with the issuance of the Convertible Debentures. Such warrants expire on the fifth anniversary of issuance. The fair value of the warrants was determined utilizing a Geometric Brownian Motion Stock Path Based Monte Carlo Simulation.

NOTE 8 – STOCK-BASED COMPENSATION

On January 1, 2017, 33.5 million stock options, with an exercise price of $0.0278 per share, were granted to 6 employees and 2 directors of the Company. The CEO was not included in the award. The stock options vested 50% on January 1, 2017, and 50% on January 1, 2018. The stock options are exercisable for seven years from the original grant date of January 1, 2017, until January 1, 2024.

On May 1, 2018, 500,000 stock options, with an exercise price of $0.065 per share were granted to an employee. The stock options vested on the issue date. The stock options are exercisable for approximately 7.5 years from the date of grant of May 1, 2018 to December 31, 2025.

On June 1, 2018, 67.5 million stock options, with an exercise price of $0.075 per share were granted to employees, directors and contractors. 18.5 million of the stock options vested on June 1, 2018, 24 million will vest on June 1, 2019 and 25 million will vest on June 1, 2020 provided the holder continues to serve as an employee or a director on the vesting date. The stock options are exercisable for approximately 7.5 years from the grant date of June 1, 2018, to December 31, 2025. 49 million of these stock options were awarded from the Company’s 2018 Omnibus Incentive Plan and 18.5 million stock options were inducement awards.

On January 2, 2019 the Company issued 1 million stock options to a former employee and contractor. 50% of the stock options vested on the issue date and the remainder will vest in July 2019. The stock options were valued at approximately $35,000 to be recognized over the service period of seven months. The stock options are exercisable until December 31, 2025.

The fair value of the stock-options granted during 2018 and 2019 were determined using the Black Scholes valuation model with the following key assumptions:

Date of Grant	May 1, 2018	June 1, 2018	January 2, 2019
Number of Stock Options Granted	500,000	67,500,000	1,000,000
Stock Price	$0.065	$0.075	$0.045
Exercise Price	$0.065	$0.075	$0.045
Expected Life of Options	4.25 years	4.25 years	3.75 years
Risk Free Rate	2.74%	2.675%	2.51%
Volatility	145.21%	145.21%	126.37%

The following table summarizes the Company’s stock option activity during the nine months ended June 30, 2019:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In years)
Outstanding at September 30, 2018	103,500,000	0.0605
Granted	1,000,000	—
Exercised	—	—
Cancelled	—	—
Outstanding at June 30, 2019	104,500,000	$0.0604	5.82
Vested and expected to vest	104,500,000	$0.0604	5.82
Exercisable at June 30, 2019	55,000,000	$0.0475	5.82

There was approximately $0.4 million of intrinsic value for the options outstanding as of June 30, 2019.  As of June 30, 2019, there was $1.5 million of unrecognized stock-based compensation to be recognized over a period of 1.0 years.

Stock-based compensation cost is measured at the grant date, using the estimated fair value of the award, and is recognized over the required vesting period. The Company recognized $415,111 and $1,371,150 in stock based compensation during the three months ended June 30, 2019 and June 30, 2018, respectively. A portion of these costs, $229,255 and $585,858, were capitalized to unproved properties for the three months ended June 30, 2019 and June 30, 2018, respectively, with the remainder recorded as general and administrative expenses for each respective period. The Company recognized $1,217,214 and $1,464,534 in stock based compensation for nine months ended June 30, 2019 and 2018, respectively. A portion of these costs, $659,196 and $613,733, were capitalized to unproved properties for the nine months ended June 30, 2019 and 2018, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

In July 2018, the Company entered into a thirty-nine month lease for approximately 5,000 square feet of office space in 4 Houston Center in downtown Houston. Annual base rent is approximately $94 thousand for the first 18 months, increasing to approximately $97 thousand and $99 thousand, respectively during the remaining term of the lease.

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The Company reached an agreement with a vendor in August 2018 for the settlement of approximately $1 million in debt. The vendor was paid approximately $0.16 million in cash and 10 million shares of GulfSlope common stock. The agreement contains a provision that upon the sale of the common stock if the original debt is not fully satisfied, full payment will be made under a mutually agreed payment plan. If the stock is sold for a gain any surplus in excess of $1.3 million shall be a credit against future purchases from the vendor. The agreement was determined to meet the definition of a derivative in accordance with ASC 815. At June 30, 2019 there is a derivative financial instrument liability of approximately $0.5 million.

In October 2018, the Company purchased a directors and officers’ insurance policy for approximately $160,000 and financed $146,000 of the premium by executing a note payable. The balance of the note payable at June 30, 2019, is approximately $41,000.

NOTE 10 – SUBSEQUENT EVENTS

 Additional insurance proceeds of approximately $2.5 million were received in July and August 2019 for 100% working interest related to the Tau well incident (see Note 3).

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GulfSlope Energy, Inc.

444,095,238 Shares of Common Stock

Prospectus

November 5, 2019

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

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